                                                                EXHIBIT (a) (1)
                          OFFER TO PURCHASE FOR CASH
                    ALL OUTSTANDING SHARES OF COMMON STOCK

                                      AND
    ALL OUTSTANDING SHARES OF $1.85 CUMULATIVE CONVERTIBLE PREFERENCE STOCK
                                      OF
                               BIRD CORPORATION
                                      AT
                      $5.50 NET PER SHARE OF COMMON STOCK
                                      AND
                $20 (WHICH AMOUNT SHALL NOT BE ADJUSTED FOR ANY
                   DIVIDENDS ACCRUED AND UNPAID THROUGH THE
                    EXPIRATION DATE) NET PER SHARE OF $1.85
                    CUMULATIVE CONVERTIBLE PREFERENCE STOCK
                                      BY
                             BI EXPANSION II CORP.
                         A Wholly Owned Subsidiary of

                            CERTAINTEED CORPORATION
                    An Indirect Wholly Owned Subsidiary of

                           COMPAGNIE DE SAINT-GOBAIN

 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
       TIME, ON FRIDAY, FEBRUARY 13, 1998, UNLESS THE OFFER IS EXTENDED.
  THE BOARD OF DIRECTORS OF BIRD CORPORATION (THE "COMPANY") HAS UNANIMOUSLY
      APPROVED THE OFFER AND THE MERGER REFERRED TO HEREIN AND DETERMINED
        THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN
          THE BEST INTERESTS OF, THE STOCKHOLDERS OF THE COMPANY AND
             RECOMMENDS THAT THE STOCKHOLDERS ACCEPT THE OFFER AND
                   TENDER THEIR SHARES (AS DEFINED HEREIN).
  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (i) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER SUCH NUMBER OF COMMON SHARES (AS DEFINED HEREIN) THAT WOULD CONSTITUTE AT LEAST 66 2/3% OF ALL OUTSTANDING COMMON SHARES DETERMINED ON A FULLY DILUTED BASIS, (ii) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER SUCH NUMBER OF PREFERENCE SHARES (AS DEFINED HEREIN) THAT WOULD CONSTITUTE AT LEAST 66 2/3% OF ALL OUTSTANDING PREFERENCE SHARES, (iii) ANY WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, AND THE REGULATIONS THEREUNDER APPLICABLE TO THE PURCHASE OF SHARES PURSUANT TO THE OFFER HAVING BEEN EXPIRED OR TERMINATED AND (iv) ALL CONSENTS, APPROVALS, ORDERS OR AUTHORIZATIONS OF, OR REGISTRATIONS, DECLARATIONS OR FILINGS WITH ANY GOVERNMENTAL AUTHORITY REQUIRED OR NECESSARY IN CONNECTION WITH THE OFFER, THE MERGER AND THE MERGER AGREEMENT REFERRED TO HEREIN AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT SHALL HAVE BEEN OBTAINED AND SHALL BE IN FULL FORCE AND EFFECT.
                                ---------------

                                   IMPORTANT
  Any stockholder desiring to tender all or any portion of such stockholder's Shares should either (i) complete and sign the Letter of Transmittal (or a fax thereof) in accordance with the instructions in the Letter of Transmittal, have such stockholder's signature thereon guaranteed if required by Instruction 1 to the Letter of Transmittal, mail or deliver the Letter of Transmittal (or such fax), or, in the case of a book-entry transfer effected pursuant to the procedure set forth in Section 2, an Agent's Message (as defined herein), and any other required documents to the Depositary and either deliver the certificates for such Shares to the Depositary along with the Letter of Transmittal (or fax) or deliver such Shares pursuant to the procedure for book-entry transfer set forth in Section 2 or (ii) request such stockholder's broker, dealer, bank, trust company or other nominee to effect the transaction for such stockholder. A stockholder having Shares registered in the name of a broker, dealer, bank, trust company or other nominee must contact such broker, dealer, bank, trust company or other nominee if such stockholder desires to tender such Shares.
  If a stockholder desires to tender Shares and such stockholder's certificates for Shares are not immediately available or the procedure for book-entry transfer cannot be completed on a timely basis, or time will not permit all required documents to reach the Depositary prior to the expiration of the Offer, such stockholder's tender may be effected by following the procedure for guaranteed delivery set forth in Section 2.
  Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent or to the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase.
                                ---------------
                     The Dealer Manager for the Offer is:
                     MCFARLAND DEWEY SECURITIES CO., L.P.
January 16, 1998

To the Holders of Common Stock and $1.85 Cumulative Convertible Preference
 Stock of Bird Corporation:

                                 INTRODUCTION

  BI Expansion II Corp., a Massachusetts corporation (the "Purchaser") and a wholly owned subsidiary of CertainTeed Corporation, a Delaware corporation ("CertainTeed") which is an indirect wholly owned subsidiary of Compagnie de Saint-Gobain, a French corporation ("Saint-Gobain"), hereby offers to purchase all outstanding shares of Common Stock, par value $1.00 per share (the "Common Shares"), of Bird Corporation, a Massachusetts corporation (the "Company"), at $5.50 per Common Share (the "Common Price") and hereby offers to purchase all outstanding shares of $1.85 Cumulative Convertible Preference Stock, par value $1.00 per share (the "Preference Shares"), of the Company at $20, which amount shall not be adjusted for any dividends accrued and unpaid through the Expiration Date (as defined herein), per Preference Share (the "Preference Price"), in each case net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer"). The Common Shares and the Preference Shares are collectively sometimes referred to as "Shares".

  Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. The Purchaser will pay all fees and expenses of McFarland Dewey Securities Co., L.P. ("McFarland Dewey"), which is acting as Dealer Manager (the "Dealer Manager"), ChaseMellon Shareholder Services, L.L.C., which is acting as the Depositary (the "Depositary"), and Georgeson & Company Inc., which is acting as Information Agent (the "Information Agent"), incurred in connection with the Offer. See Section 16.

  THE BOARD OF DIRECTORS OF THE COMPANY (THE "BOARD") HAS UNANIMOUSLY APPROVED THE OFFER AND THE MERGER (AS DEFINED BELOW) AND DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S STOCKHOLDERS AND RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER. THE FACTORS CONSIDERED BY THE BOARD OF DIRECTORS OF THE COMPANY IN ARRIVING AT ITS DECISION TO APPROVE THE OFFER AND THE MERGER AND TO RECOMMEND THAT STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES ARE DESCRIBED IN THE COMPANY'S SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 (THE "SCHEDULE 14D-9"), WHICH IS BEING MAILED TO STOCKHOLDERS OF THE COMPANY HEREWITH. EACH OF THE DIRECTORS OF THE COMPANY HAS AGREED TO TENDER HIS COMMON SHARES AND PREFERENCE SHARES INTO THE OFFER; SUCH SHARES REPRESENT APPROXIMATELY 40.2% OF THE COMMON SHARES AND 16.2% OF THE PREFERENCE SHARES.

  THE COMPANY'S FINANCIAL ADVISOR, LEHMAN BROTHERS, HAS DELIVERED ITS OPINION DATED JANUARY 12, 1998 THAT, AS OF SUCH DATE, AND SUBJECT TO THE CONDITIONS AND LIMITATIONS SET FORTH THEREIN, THE CONSIDERATION TO BE RECEIVED BY HOLDERS OF SHARES IN THE OFFER AND THE MERGER IS FAIR, FROM A FINANCIAL POINT OF VIEW. SUCH OPINION IS SET FORTH IN FULL AS AN ANNEX TO THE SCHEDULE 14D-9.

  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER SUCH NUMBER OF COMMON SHARES THAT WOULD CONSTITUTE AT LEAST 66 2/3% OF ALL OUTSTANDING COMMON SHARES (DETERMINED ON A FULLY DILUTED BASIS ON THE EXPIRATION DATE), (II) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER SUCH NUMBER OF PREFERENCE SHARES THAT WOULD CONSTITUTE AT LEAST 66 2/3% OF ALL OUTSTANDING PREFERENCE SHARES (CLAUSES (I) AND (II) TOGETHER BEING THE "MINIMUM CONDITION"), (III) ANY WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, AND THE REGULATIONS THEREUNDER (THE "HSR ACT") APPLICABLE TO THE PURCHASE OF SHARES PURSUANT TO THE OFFER HAVING EXPIRED OR BEEN TERMINATED (THE "HSR CONDITION") AND (IV) ALL CONSENTS, APPROVALS, ORDERS OR AUTHORIZATIONS OF, OR REGISTRATIONS, DECLARATIONS OR FILINGS WITH, ANY GOVERNMENTAL AUTHORITY REQUIRED OR NECESSARY IN CONNECTION WITH THE OFFER, THE MERGER AND THE MERGER AGREEMENT REFERRED TO HEREIN AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT SHALL HAVE BEEN OBTAINED AND SHALL BE IN FULL FORCE AND EFFECT (THE "REQUIRED CONSENTS CONDITION"). THE PURCHASER RESERVES THE RIGHT (SUBJECT TO OBTAINING THE CONSENT OF THE COMPANY, IF REQUIRED, AND THE APPLICABLE RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION (THE

"SEC")) TO WAIVE OR REDUCE THE MINIMUM CONDITION AND TO ELECT TO PURCHASE, PURSUANT TO THE OFFER, FEWER THAN THE MINIMUM NUMBER OF SHARES NECESSARY TO SATISFY THE MINIMUM CONDITION. THE PURCHASER CURRENTLY DOES NOT INTEND TO WAIVE THE MINIMUM CONDITION. SEE SECTIONS 1 AND 14.

  The Company has informed the Purchaser that, as of December 31, 1997, there were 4,159,877 Common Shares outstanding, 497,200 Common Shares authorized for issuance pursuant to the exercise of outstanding options to purchase Common Shares ("Stock Options"), 731,955 Common Shares authorized for issuance pursuant to conversion of the Preference Shares at $22.25 per Common Share (which is substantially above the Common Price) and 814,300 Preference Shares outstanding. For purposes of the Offer, Common Shares outstanding on a fully diluted basis will not include Common Shares issuable upon conversion of Preference Shares that have been validly tendered and not withdrawn prior to the Expiration Date or issuable upon the exercise of any Stock Options to the extent holders of such Stock Options have agreed not to exercise such Stock Options as long as the Merger Agreement is in effect. Based upon the foregoing, the Purchaser believes that approximately 2,898,000 Common Shares (assuming all Preference Shares are so validly tendered and not withdrawn and all holders of Stock Options with an exercise price above the Common Price so agree) or approximately 3,593,000 Common Shares (assuming conversion of all outstanding Preference Shares and exercise of all outstanding Stock Options) and approximately 542,900 Preference Shares (assuming no conversion or redemption of any Preference Shares) must be validly tendered and not properly withdrawn prior to the Expiration Date in order for the Minimum Condition to be satisfied. See Section 1.

  The Offer is being made pursuant to the Agreement and Plan of Merger dated as of January 12, 1998 (the "Merger Agreement"), among CertainTeed, the Purchaser and the Company pursuant to which, as soon as practicable following the consummation of the Offer and the satisfaction or waiver of certain conditions, including approval of the Merger Agreement by the Company's stockholders, the Purchaser will be merged with and into the Company (the "Merger"), with the Company (the "Surviving Corporation") surviving the Merger as a wholly owned subsidiary of CertainTeed. In the Merger, each outstanding Share (other than Shares held by stockholders who perfect their appraisal rights under Massachusetts law, Shares held in the Company's treasury and Shares held directly by the Purchaser or CertainTeed) will be converted into the right to receive $5.50 (in the case of Common Shares) and $20, which amount shall not be adjusted for any dividends accrued and unpaid through the effective date of the Merger (the "Effective Date") (in the case of Preference Shares), in each case in cash, without interest. The Merger is subject to a number of conditions, including the approval and adoption of the Merger Agreement by stockholders of the Company. Under Massachusetts law, the approval of the Board of Directors of the Company and the affirmative vote of the holders of at least 66 2/3% of the issued and outstanding Common Shares and the affirmative vote of at least 66 2/3% of the issued and outstanding Preference Shares, each voting as a separate class, are required to approve and adopt the Merger Agreement. Accordingly, if the Minimum Condition is satisfied, the Purchaser will have sufficient voting power to cause the approval and adoption of the Merger Agreement and the transactions contemplated thereby without the affirmative vote of any other stockholder. See Section 12.

  Certain Federal income tax consequences of the sale of Shares pursuant to the Offer are described in Section 5.

  THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                               THE TENDER OFFER

1. TERMS OF THE OFFER

  Upon the terms and subject to the conditions of the Offer, the Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn in accordance with Section 3. The term "Expiration Date" means 12:00 Midnight, New York City time, on Friday, February 13, 1998, unless and until the Purchaser shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, will expire.

  In the Merger Agreement, the Purchaser has agreed that it will not, without the consent of the Company, waive the Minimum Condition. The Purchaser expressly reserves the right to modify the terms of the Offer, except that, without the consent of the Company, the Purchaser shall not (a) reduce the number of Shares to be purchased in the Offer, (b) reduce the Common Price or the Preference Price, (c) modify or add to the conditions to the Offer, (d) except as provided in the next paragraph, extend the Offer, (e) change the form of consideration payable in the Offer or (f) amend any other term of the Offer in any manner adverse in any material respect to the holders of Shares.

  Notwithstanding the foregoing, the Purchaser may, without the consent of the Company, (a) extend the Offer beyond any scheduled Expiration Date for a period not to exceed 20 business days, if at such scheduled Expiration Date, any of the conditions to the Purchaser's obligation to accept for payment, and pay for, Common Shares or Preference Shares are not satisfied or waived, until such time as such conditions are satisfied or waived, (b) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer and (c) terminate the Offer if permitted by the Merger Agreement without prejudice to any of its and CertainTeed's rights under the Merger Agreement, including to proceed with the Merger in accordance with, and subject to the terms and conditions of, the Merger Agreement. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1 under the Securities Exchange Act of 1934 (the "Exchange Act").

  Subject to the terms of the Merger Agreement and applicable rules and regulations of the SEC, the Purchaser reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events or facts set forth in Section 14 hereof shall have occurred, to (a) extend the period of time during which the Offer is open for a period not to exceed 20 business days, and thereby delay acceptance for payment of and the payment for any Shares, by giving oral or written notice of such extension to the Depositary and (b) except as set forth above, amend the Offer in any other respect by giving oral or written notice of such amendment to the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE FOR TENDERED SHARES, WHETHER OR NOT THE PURCHASER EXERCISES ITS RIGHT TO EXTEND THE OFFER.

  If by 12:00 Midnight, New York City time, on Friday, February 13, 1998 (or any date or time then set as the Expiration Date), any or all of the conditions to the Offer have not been satisfied or waived, the Purchaser reserves the right (but shall not be obligated), subject to the applicable rules and regulations of the SEC, to (a) terminate the Offer and not accept for payment or pay for any Shares and return all tendered Shares to tendering stockholders, (b) except as set forth above with respect to the Minimum Condition, waive all the unsatisfied conditions and accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn, (c) extend the Offer and, subject to the right of stockholders to withdraw Shares until the Expiration Date, retain the Shares that have been tendered during the period or periods for which the Offer is extended or (d) amend the Offer.

  There can be no assurance that the Purchaser will exercise its right to extend the Offer. Any extension, amendment or termination will be followed as promptly as practicable by public announcement. In the case of an extension, Rule 14e-l(d) under the Exchange Act requires that the announcement be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(c) under the Exchange Act. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform stockholders of such change), and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser will not have any obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

  If the Purchaser extends the Offer or if the Purchaser is delayed in its acceptance for payment of or payment for Shares (whether before or after its acceptance for payment of Shares) or it is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of the Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in Section 3. However, the ability of the Purchaser to delay payment for Shares that the Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of such bidder's offer, and by the terms of the Merger Agreement, which require that Purchaser pay for Shares accepted for payment as soon as practicable after the Expiration Date.

  If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer (including a waiver of the Minimum Condition), the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. With respect to a change in price or a change in the percentage of securities sought, a minimum period of 10 business days is generally required to allow for adequate dissemination to stockholders.

  The Company has provided the Purchaser with the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed by the Purchaser to record holders of Shares and will be furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder lists, or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2. PROCEDURE FOR TENDERING SHARES AND RIGHTS

  Valid Tender. For a stockholder validly to tender Shares pursuant to the Offer, either (a) a properly completed and duly executed Letter of Transmittal (or fax thereof), together with any required signature guarantees and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either certificates for tendered Shares must be received by the Depositary at one of such addresses or such Shares must be delivered pursuant to the procedures for book-entry transfer set forth below (and a confirmation of such delivery, including an Agent's Message (as defined below), must be received by the Depositary), in each case prior to the Expiration Date or (b) the tendering stockholder must comply with the guaranteed delivery procedures set forth below.

  The Depositary will establish accounts with respect to the Shares at The Depositary Trust Company and Philadelphia Depositary Trust Company (the "Book-Entry Transfer Facilities") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in any of the Book-Entry Transfer Facilities' systems may make book-entry delivery of Shares by causing a Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with such Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility, the Letter of Transmittal (or fax thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message, and any other required documents, must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at a Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation." DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

  The term "Agent's Message" means a message transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgement from the participant in such Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against the participant.

  THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH ANY BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

  Signature Guarantees. No signature guarantee is required on the Letter of Transmittal (a) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section, includes any participant in any of the Book-Entry Transfer Facilities' systems whose name appears on a security position listing as the owner of the Shares) of such Shares tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (b) if such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member firm of a national securities exchange registered with the SEC or of the National Association of Securities Dealers, Inc. (the "NASD"), or a commercial bank or trust company having an office or correspondent in the United States (an "Eligible Institution"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed in the manner described above. See Instructions 1 and 5 to the Letter of Transmittal.

  Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's certificates for Shares are not immediately available or the procedure for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such stockholder's tender may be effected if all the following conditions are met:

    (i) such tender is made by or through an Eligible Institution;

    (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser, is received by the Depositary, as provided below, prior to the Expiration Date; and

    (iii) the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to all such Shares), together with a properly completed and duly executed Letter of Transmittal (or fax), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other required documents are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the Nasdaq National Market (the "Nasdaq National Market") operated by the NASD is open for business.

  The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, fax or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

  Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (a) certificates for (or a timely Book-Entry Confirmation with respect to such Shares) such Shares, (b) a Letter of Transmittal (or fax), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to such Shares are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL ANY INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

  The valid tender of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer.

  Appointment. By executing a Letter of Transmittal as set forth above, the tendering stockholder will irrevocably appoint designees of the Purchaser as such stockholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by the Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares on or after January 12, 1998. All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Purchaser accepts for payment Shares tendered by such stockholder as provided herein. Upon such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given (and, if given, will not be deemed effective). The designees of the Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights in respect of any annual, special or adjourned meeting of the Company's stockholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Shares, the Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other securities or rights, including voting at any meeting of stockholders.

  Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by the Purchaser in its sole discretion, which determination will be final and binding. The Purchaser reserves the absolute right to reject any or all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of the Purchaser, Saint-Gobain, CertainTeed, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

  Backup Withholding. In order to avoid "backup withholding" of Federal income tax on payments of cash pursuant to the Offer and/or the Merger, a stockholder surrendering Shares in the Offer and/or the Merger must, unless an exemption applies, provide the Depositary with such stockholder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that such stockholder is not subject to backup withholding. If a stockholder does not provide such stockholder's correct TIN or fails to provide the certifications described above, the Internal Revenue Service (the "IRS") may impose a penalty on such stockholder and payment of cash to such stockholder pursuant to the Offer, the Merger and/or the redemption of Preference Shares may be subject to backup withholding of 31%. All stockholders surrendering Shares pursuant to the Offer and/or the Merger should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the

Purchaser and the Depositary). Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Noncorporate foreign stockholders should complete and sign a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 9 to the Letter of Transmittal.

3. WITHDRAWAL RIGHTS

  Except as otherwise provided in this Section 3, tenders of Shares are irrevocable. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by the Purchaser pursuant to the Offer, may also be withdrawn at any time after Monday, March 16, 1998.

  For a withdrawal to be effective, a written, telegraphic or faxed notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates for Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedure for book-entry transfer as set forth in Section 2, any notice of withdrawal must also specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 2 at any time prior to the Expiration Date.

  All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser in its sole discretion, which determination will be final and binding. None of the Purchaser, Saint-Gobain, CertainTeed, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

4. ACCEPTANCE FOR PAYMENT AND PAYMENT

  Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and will pay for all Shares validly tendered prior to the Expiration Date, and not properly withdrawn in accordance with Section 3, promptly after the Expiration Date. All questions as to the satisfaction of such terms and conditions will be determined by the Purchaser in its sole discretion, which determination will be final and binding. See Sections 1 and 14. The Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of or payment for Shares in order to comply in whole or in part with any applicable law, including, without limitation, the HSR Act. Any such delays will be effected in compliance with Rule 14e-l(c) under the Exchange Act, which requires that a tender offeror pay the consideration offered or return the tendered securities promptly after termination or withdrawal of a tender offer.

  Saint-Gobain filed a Notification and Report Form with respect to the Offer under the HSR Act on
January 15, 1998. The waiting period under the HSR Act with respect to the Offer will expire at 11:59 p.m., New York City time, on January 30, 1998, unless early termination of the waiting period is granted. However, the Antitrust Division of the Department of Justice (the "Antitrust Division") or the Federal Trade Commission (the "FTC") may extend the waiting period by requesting additional information or documentary material from Saint-Gobain. If such a request is made, such waiting period will expire at 11:59 p.m., New York City time, on the 10th day after substantial compliance by Saint-Gobain with such request. See Section 15 hereof for additional information concerning the HSR Act and the applicability of the antitrust laws to the Offer.

  In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (b) a Letter of Transmittal (or fax thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and (c) any other documents required by the Letter of Transmittal. The per Common Share consideration and the per Preference Share consideration paid to any stockholder pursuant to the Offer will be the highest per Common Share consideration and per Preference Share consideration, respectively, paid to any other holder of Common Shares or Preference Shares, as the case may be, pursuant to the Offer.

  For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to the Purchaser and not withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering stockholders. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF ANY SHARES TO BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

  If the Purchaser is delayed in its acceptance for payment of or payment for Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer (but subject to compliance with Rule 14e-1(c) under the Exchange Act, which requires that a tender offeror pay the consideration offered or return the tendered securities promptly after termination or withdrawal of a tender offer, and the terms of the Merger Agreement), the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares, may not be withdrawn except to the extent tendering stockholders are entitled to exercise, and duly exercise, withdrawal rights as described in
Section 3.

  If any tendered Shares are not purchased pursuant to the Offer for any reason, certificates for any such Shares will be returned without expense to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer of such Shares into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedure set forth in Section 2, such Shares will be credited to an account maintained at the appropriate Book-Entry Transfer Facility) as promptly as practicable after the expiration or termination of the Offer.

  The Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to Saint-Gobain, or to one or more direct or indirect wholly owned subsidiaries of Saint-Gobain, the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The transfer of Shares pursuant to the Offer or the Merger will be a taxable transaction for Federal income tax purposes under the Internal Revenue Code of 1986, as amended (the "Code"), and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, for Federal income tax purposes, a stockholder will recognize gain or loss equal to the difference between the amount of cash received by the stockholder pursuant to the Offer or the Merger and the aggregate tax basis in the Shares purchased pursuant to the Offer or the Merger, as the case may be. Gain or loss will be calculated separately for each block of Shares tendered and purchased pursuant to the Offer or in the Merger, as the case may be.

  Gain (or loss) will be capital gain (or loss), assuming that such Shares are held as a capital asset. Capital gains of individuals, estates and trusts generally are subject to a maximum Federal income tax rate of (i) 39.6% if, at the time the Company accepts the Shares for payment, the shareholder held the Shares for not more than one year, (ii) 28% if the shareholder held such Shares for more than one year but not more than 18 months at such time and
(iii) 20% if the shareholder held such Shares for more than 18 months at such time. Capital gains of corporations generally are taxed at the Federal income tax rates applicable to corporate ordinary income. In addition, under present law, the ability to use capital losses to offset ordinary income is limited.

  A stockholder that tenders Shares pursuant to the Offer or surrenders Shares pursuant to the Merger may be subject to 31% backup withholding unless the stockholder provides its TIN and certifies that such number is correct or properly certifies that it is awaiting a TIN, or unless an exemption applies. A stockholder that does not furnish its TIN may be subject to a penalty imposed by the IRS. See "--Backup Withholding" under Section 2.

  If backup withholding applies to a stockholder, the Depositary is required to withhold 31% from payments to such stockholder. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the Federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the IRS. If backup withholding results in an overpayment of tax, a refund can be obtained by the stockholder upon filing an income tax return.

  THE FOREGOING DISCUSSION MAY NOT BE APPLICABLE WITH RESPECT TO COMMON SHARES RECEIVED PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION OR WITH RESPECT TO HOLDERS OF SHARES WHO ARE SUBJECT TO SPECIAL TAX TREATMENT UNDER THE CODE, SUCH AS NON-U.S. PERSONS, LIFE INSURANCE COMPANIES, TAX-EXEMPT ORGANIZATIONS AND FINANCIAL INSTITUTIONS, AND MAY NOT APPLY TO A HOLDER OF SHARES IN LIGHT OF INDIVIDUAL CIRCUMSTANCES. STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS) OF THE OFFER AND THE MERGER.

6. PRICE RANGE OF THE SHARES; DIVIDENDS ON THE COMMON SHARES AND PREFERENCE
SHARES

  The Common Shares are quoted on the Nasdaq National Market under the symbol BIRD, and the Preference Shares are quoted on the Nasdaq SmallCap Market under the symbol of BIRDP. The principal market for the Common Shares and Preference Shares is the over-the-counter market.

  The following table sets forth, for each of the periods indicated, the range of high and low last sales prices per Common Share.

                               BIRD CORPORATION

                                                 LAST SALES PRICES OF
                                                    COMMON SHARES
                                                 --------------------------
   CALENDAR YEAR                                    HIGH            LOW
   -------------                                 ----------      ----------
   1996
     First Quarter.............................  $       7 5/8   $       4 1/8
     Second Quarter............................          7 1/2           3 1/4
     Third Quarter.............................          4 5/8           2 3/4
     Fourth Quarter............................          6               4 1/2
   1997
     First Quarter.............................          6 1/8           5 3/16
     Second Quarter............................          5 5/16          3 11/16
     Third Quarter.............................          5               3 5/8
     Fourth Quarter............................          4 5/8           3 31/32
   1998
     First Quarter (through January 12, 1998)..          4 5/8           4

  On January 12, 1998, the last full trading day before the first public announcement of the execution of the Merger Agreement, the last reported sale price of the Common Shares on the Nasdaq National Market was $4 3/8 per Common Share. On January 15, 1998, the last full trading day before the commencement of the Offer, the last reported sales price of the Common Shares on the Nasdaq National Market was $5 13/32 per Common Share.

  The Company did not pay any cash dividends on the Common Shares in 1996 and 1997 and has not paid any cash dividends on the Common Shares in 1998 through the date of this Offer to Purchase.

  The following table sets forth, for each of the periods indicated, the range of high and low ask and bid quotations for the Preference Shares.

                               BIRD CORPORATION

                          BID AND ASK PRICES OF PREFERENCE SHARES
                         ---------------------------------------------------------
CALENDAR YEAR             HIGH BID        LOW BID        HIGH ASK        LOW ASK
-------------            ----------      ---------      ----------      ----------
1996
  First Quarter.........   $      20 1/2   $  16      $      22      $      17 1/2
  Second Quarter........          21          12 1/2         22 1/2         13 1/2
  Third Quarter.........          14          12 3/4         15 1/2         14
  Fourth Quarter........          16 1/2      13             19 1/2         14
1997
  First Quarter.........          16 1/4      14 1/4         19             17
  Second Quarter........          16 1/4      16             19             19
  Third Quarter.........          16 1/2      15 1/4         19             17
  Fourth Quarter........          16 1/2      14             18 1/2         15
1998
  First Quarter (through
   January 12, 1998)....           14         14             17             17

  On January 12, 1998, the last full trading day before the public announcement of the execution of the Merger Agreement, the last reported bid quotation of the Preference Shares on the Nasdaq Small Cap Market was $14.00 per Preference Share. On January 15, 1998, the last full trading day before the commencement of the Offer, the last reported bid quotation of the Preference Shares on the Nasdaq SmallCap Market was $19.00 per Preference Share.

  Dividend payments, if declared, on the Preference Shares are made on February 15, May 15, August 15 and November 15 of each year. The Company is currently in arrears with respect to five dividend payments. In light of the Offer, the Company does not intend to pay any dividend on the Preference Shares on February 15, 1998. The aggregate amount of accrued and unpaid dividends on the Preference Shares was $2.31 per Preference Share as of November 15, 1997 and through February 13, 1998 will include an additional $0.45 per Preference Share, and, after February 13, 1998, dividends on each Preference Share will accrue at a rate of $0.0051 per day per Preference Share.

  STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE COMMON SHARES AND PREFERENCE SHARES.

7. EFFECT OF THE OFFER ON THE MARKET FOR THE COMMON SHARES AND PREFERENCE SHARES; STOCK QUOTATION; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS

  Market for the Shares. The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public.

 Stock Quotation.

  (1) Common Shares. Depending upon the number of Common Shares purchased pursuant to the Offer, the Common Shares may no longer meet the requirements of the NASD for continued inclusion in the Nasdaq National Market, which among other things require that an issuer have at least 200,000 publicly held shares, held by at least 400 stockholders or 300 stockholders of round lots, with a market value of at least $1,000,000, and have net tangible assets of at least $1,000,000, $2,000,000 or $4,000,000 depending on profitability levels during the issuer's four most recent fiscal years. If these standards are not met, the Common Shares might nevertheless continue to be included in the NASD's Nasdaq Stock Market (the "Nasdaq Stock Market") with quotations published in the Nasdaq "additional list" or in one of the "local lists", but if the number of holders of the Common Shares were to fall below 300, or if the number of publicly held Common Shares were to fall below 100,000 or there were not at least two registered and active market makers for the Common Shares, the NASD's rules provide that the Common Shares would no longer be "qualified" for Nasdaq Stock Market reporting and the Nasdaq Stock Market would cease to provide any quotations. Common Shares held directly or indirectly by directors, officers or beneficial owners of more than 10% of the Common Shares are not considered as being publicly held for this purpose. According to the Company, as of December 31, 1997, there were approximately 2,000 holders of record of Common Shares and there were 4,159,877 Common Shares outstanding. If, as a result of the purchase of Common Shares pursuant to the Offer or otherwise, the Common Shares no longer meet the requirements of the NASD for continued inclusion in the Nasdaq National Market or in any other tier of the Nasdaq Stock Market and the Common Shares are no longer included in the Nasdaq National Market or in any other tier of the Nasdaq Stock Market, as the case may be, the market for Common Shares could be adversely affected.

  In the event that the Common Shares no longer meet the requirements of the NASD for continued inclusion in any tier of the Nasdaq Stock Market, it is possible that the Common Shares would continue to trade in the over-the-counter market and that price quotations would be reported by other sources. The extent of the public market for the Common Shares and the availability of such quotations would, however, depend upon the number of holders of Common Shares remaining at such time, the interests in maintaining a market in Common Shares on the part of securities firms, the possible termination of registration of the Common Shares under the Exchange Act, as described below, and other factors.

  (2) Preference Shares. After the Offer, the reduced number of Preference Shares available for trading may cause the Preference Shares to no longer meet an additional qualification requirement of the NASD for continued inclusion in the Nasdaq Stock Market that the issue have at least two registered and active market makers. Accordingly, after the Offer, the Nasdaq Stock Market may cease to provide any quotations. According to the Company, as of December 31, 1997, there were approximately 130 holders of record of Preference Shares and 814,300 Preference Shares outstanding. Although Preference Shares have never been registered under Section 12 of the Exchange Act and, as a result, do not meet the qualification requirements of the NASD for inclusion in the Nasdaq Stock Market, to date the Preference Shares have been so included.

 Exchange Act Registration.

  The Common Shares are currently registered under Section 12(g) of the Exchange Act. Registration of the Common Shares under the Exchange Act may be terminated upon application of the Company to the SEC if the Common Shares are not listed on a national securities exchange, quoted on an automated inter-dealer quotation system or held by 300 or more holders of record. Termination of registration of the Common Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 or 144A promulgated under the Securities Act of 1933, may be impaired or eliminated. The Purchaser intends to seek to cause the Company to apply for termination of registration of the Common Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such termination are met.

  If public quotation and registration of the Common Shares and the Preference Shares is not terminated prior to the Merger, then the Common Shares and the Preference Shares will no longer be quoted and the registration of the Common Shares under the Exchange Act will be terminated following the consummation of the Merger.

 Margin Regulations.

  (1) Common Shares. The Common Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Common Shares. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Common Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers. In any event, the Common Shares will cease to be "margin securities" if registration of the Common Shares under the Exchange Act is terminated.

  (2) Preference Shares. The Preference Shares are not currently margin securities.

8. CERTAIN INFORMATION CONCERNING THE COMPANY

  The Company is a Massachusetts corporation with its principal offices at 1077 Pleasant Street, Norwood, MA 02062-6714. The Company's current manufacturing operation consists of one primary business unit engaged in roofing manufacturing and marketing.

  Set forth below is certain selected consolidated financial information with respect to the Company and its subsidiaries excerpted from the information contained in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (the "Company 1996 10-K") and the Company's Quarterly Reports on Form 10-Q for the three months ended March 31, 1997, June 30, 1997 and September 30, 1997, respectively (collectively, the "Company 1997 10-Qs"). More comprehensive financial information is included in the Company 1996 10-K, the Company 1997 10-Qs and other documents filed by the Company with the SEC, and the following summary is qualified in its entirety by reference to the Company 1996 10-K, the Company 1997 10-Qs and such other documents and all the financial information (including any related notes) contained therein. The Company 1996 10-K, the Company 1997 10-Qs and such other documents should be available for inspection and copies thereof should be obtainable in the manner set forth below under "Available Information."

                               BIRD CORPORATION

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                     NINE MONTHS
                                        ENDED
                                    SEPTEMBER 30,    YEAR ENDED DECEMBER 31,
                                   ---------------- --------------------------
                                    1997     1996    1996     1995      1994
                                   -------  ------- ------- --------  --------
SUMMARY OF EARNINGS DATA:
Net sales........................  $34,438  $38,490 $51,956 $ 54,180  $167,886
Earnings (loss) from continuing
 operations......................      128    1,692   2,169     (797)    1,083
Earnings (loss) from discontinued
 operations......................       --      141     134  (11,252)   (4,766)
                                   -------  ------- ------- --------  --------
Net earnings (loss) before
 dividends.......................      128    1,833   2,303  (12,049)   (3,683)
Net earnings (loss) applicable to
 Common Shares...................   (1,024)     681     767  (13,585)   (5,219)
Net earnings (loss) per Common
 Share...........................    (0.25)    0.16    0.18    (3.31)    (1.31)
BALANCE SHEET DATA (AT END OF PE-
 RIOD):
Total assets.....................  $39,536  $44,396 $39,669 $ 43,703  $ 85,705
Working capital..................    3,102    4,480   3,375    5,978     5,627
Long-term debt, excluding current
 portion.........................        0    1,510     255    4,869    12,504
Stockholders' equity.............   24,320   25,555  25,270   24,416    37,718

  Available Information. The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, is required to file reports relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, stock options and other matters, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the SEC. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the SEC at 450 Fifth Street, N.W., Washington, DC 20549, and at the regional offices of the SEC located at Seven World Trade Center, 13th Floor, New York, NY 10048 and Citicorp Center, 500 West Madison Street (Suite 1400), Chicago, IL 60661. Copies of such information should be obtainable, by mail, upon payment of the SEC's customary charges, by writing to the SEC's principal office at 450 Fifth Street, N.W., Washington, DC 20549. Such material should also be available for inspection at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, DC 20006. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. Such reports, proxy and information statements and other information may be found on the SEC's web site address, http://www.sec.gov.

  Except as otherwise stated in this Offer to Purchase, the information concerning the Company contained herein has been taken from or based upon publicly available documents on file with the SEC and other publicly available information. Although the Purchaser, CertainTeed and Saint-Gobain do not have any knowledge that any such information is untrue, none of the Purchaser, CertainTeed or Saint-Gobain takes any responsibility for the accuracy or completeness of such information or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information.

9. CERTAIN INFORMATION CONCERNING THE PURCHASER, CERTAINTEED AND SAINT-GOBAIN

  The Purchaser, a Massachusetts corporation and a wholly owned subsidiary of CertainTeed, was organized to acquire the Company and has not conducted any unrelated activities since its organization. The principal office of the Purchaser is located at the principal office of CertainTeed. All outstanding shares of capital stock of the Purchaser are owned by CertainTeed.

  The principal executive office of CertainTeed, a Delaware corporation and an indirect wholly owned subsidiary of Saint-Gobain, is located at 750 East Swedesford Road, Valley Forge, Pennsylvania 19482. The principal business of CertainTeed is the manufacture of building materials (roofing, vinyl siding, vinyl windows, ventilation products, vinyl fencing and railing, and piping products) and fiber glass products (insulation and reinforcements).

  Saint-Gobain, a French corporation, is a publicly owned holding company whose shares are listed for trading on the monthly settlement market of the Paris Stock Exchange and on the principal European stock exchanges. Its principal executive office is located at Les Miroirs, 18 avenue d'Alsace, 92400 Courbevoie, France (Postal Address: Les Miroirs, 92096 Paris La Defense Cedex). The principal business of Saint-Gobain is holding interests in other companies. Saint-Gobain has worldwide interests in businesses involving the manufacture of flat glass, fiber glass insulation and reinforcements, pipe, glass containers, industrial ceramics and abrasives and the manufacture and distribution of building materials.

  The name, citizenship, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of the Purchaser, CertainTeed, and Saint-Gobain is set forth in Schedule I hereto and incorporated herein by reference.

  Because the only consideration in the Offer and Merger is cash, and in view of the relatively small amount of consideration payable in relation to the financial capability of Saint-Gobain and its affiliates, the Purchaser believes the financial condition of Saint-Gobain and its affiliates is not material to a decision by a holder of Shares whether to sell, tender or hold Shares pursuant to the Offer. The following selected consolidated financial information relating to Saint-Gobain and its subsidiaries, taken or derived from the audited consolidated financial statements of Saint-Gobain for the years ended December 31, 1994, 1995 and 1996, is provided for supplemental information purposes only and is neither intended nor required to comply with the requirements of the Exchange Act. The following information was prepared in accordance with accounting principles generally accepted in France and with International Accounting Standards ("IAS") formulated by the International Accounting Standards Committee. These principles, as applied to Saint-Gobain and its subsidiaries, are similar to the accounting principles generally accepted in the United States ("US GAAP"). There are, however, a few differences between the accounting standards applied by Saint-Gobain and its affiliates and US GAAP with respect to certain matters, including translation, recognition and measurement criteria.

  The consolidated financial statements of Saint-Gobain and its subsidiaries are published in French francs ("FF").

                         SAINT-GOBAIN AND SUBSIDIARIES

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                                 (IN MILLIONS)

                                               YEAR ENDED DECEMBER 31,
                                       ----------------------------------------
                                          1996
                                        IN U.S.
                                       DOLLARS(1)   1996      1995      1994
                                       ---------- --------- --------- ---------
INCOME STATEMENT DATA:
Net sales............................   $14,992   FF 91,384 FF 70,310 FF 74,494
Operating income.....................     1,543       9,406     7,783     7,295
Net income...........................       709       4,323     4,212     3,625
BALANCE SHEET DATA (AT END OF PERI-
 OD):
Current assets.......................   $ 7,639   FF 46,568 FF 40,980 FF 40,503
Total assets.........................    20,664     125,960    96,492    90,755
Long-term debt (including current
 portion)............................     2,038      12,424     9,173    12,297
Net equity of consolidated entities..     9,773      59,575    46,028    42,126

--------
(1) French francs have been translated into U.S. dollars on the basis of the noon buying rate (as defined below) on January 13, 1998.

  In October 1997, Saint-Gobain announced its operating results for the first six months of 1997, including sales of 52.8 billion FF ($8.7 billion), operating income of 5.1 billion FF ($0.8 billion) and net income of 3.3 billion FF ($541 million). (French francs have been translated into U.S. dollars on the basis of the noon buying rate on January 13, 1998.)

  The following table sets forth, for the periods and dates indicated, certain information concerning the exchange rate for French francs into U.S. dollars based upon the noon buying rate in New York City for cable transfers in foreign currencies as determined by publicly available sources (the "noon buying rate"):

                             (FF PER U.S. DOLLAR)

                                       AT YEAR   AVERAGE
   PERIOD                                END      RATE      HIGH       LOW
   ------                             --------- --------- --------- ---------
   1994.............................  FF 5.3445 FF 5.5459 FF 5.9785 FF 5.1120
   1995.............................     4.8975    4.9864    5.3870    4.7755
   1996.............................     5.1928    5.1159    5.2850    4.9025
   1997.............................     6.0190    5.8386    6.3491    5.1932
   1998 (through January 13, 1998)..     6.0957    6.0872    6.1070    6.0335
   The noon buying rate on January 13, 1998 was
    $1=FF 6.0957.

  In fiscal year 1996, CertainTeed had net sales of approximately $1.5 billion. At September 30, 1997, CertainTeed had $1.5 billion in total assets, $300 million in total current assets, and $804 million in total stockholder's equity. CertainTeed's financial statements are prepared in accordance with US GAAP.

10. SOURCE AND AMOUNT OF FUNDS

  The Purchaser estimates that the total amount of funds required to purchase pursuant to the Offer the number of Shares that are outstanding on a fully diluted basis and to pay fees and expenses related to the Offer will be approximately $41 million. All funds needed for the Offer and the Merger will be obtained from working capital of Saint-Gobain and its subsidiaries.

11. CONTACTS AND TRANSACTIONS WITH THE COMPANY; BACKGROUND OF THE OFFER

  The Offer and Merger represent the culmination of a series of negotiations between CertainTeed and the Company that began at the Company's initiation in 1994. During the spring and early summer of that year, management of the Company and of CertainTeed undertook to negotiate a proposed merger at a cash price of $13 per Common Share (plus a contingent purchase price of up to $1.25 per Common Share). That transaction would also have included the redemption of the Company's 5% Cumulative Preferred Stock, par value $100 per share (the "5% Stock"), and the Preference Shares. In July of 1994, however, CertainTeed informed the Company that because CertainTeed's only interest was in acquiring the Company's roofing manufacturing business, CertainTeed was not prepared to acquire the Company's assets and contingent liabilities unrelated to its core roofing business. As a result, the Company and CertainTeed terminated their negotiations. Shortly thereafter, CertainTeed indicated orally that it remained interested in acquiring the Company's roofing plant or the entire Company if all or a substantial portion of its non-roofing assets could be divested prior to a CertainTeed acquisition of the Company. In September of 1994, the Company provided additional due diligence materials and suggested continuing discussions.

  During the summer of 1995, the Company and CertainTeed renewed discussions, including a meeting at CertainTeed's headquarters in Valley Forge, Pennsylvania, at which the status of the Company's asset disposition and contingent liability management program was discussed. The Company indicated that all material non-roofing assets, other than its interest in a San Leon, Texas hydrocarbon waste recycling center, had been divested and that an effort to sell this interest was underway. During the fall of 1995, CertainTeed resumed its due diligence investigation of the Company. Discussions between the parties regarding issues raised during CertainTeed's ongoing due diligence effort continued on a regular basis through February of 1996.

  In late February and early March of 1996, representatives of CertainTeed spoke by telephone with representatives of the Company on a number of occasions regarding the possibility of CertainTeed making a proposal to acquire the Company. On March 4, 1996, CertainTeed indicated that (i) it was prepared to propose an acquisition price of $7.50 per Common Share, subject to negotiation of definitive agreements and agreement upon a satisfactory arrangement regarding alternative transaction fees and expenses, and (ii) as in 1994, it was prepared to cash out the Preference Shares at their liquidation value, plus all accrued and unpaid dividends, as well as to redeem the 5% Stock in accordance with its terms. Detailed negotiations ensued between the Company and CertainTeed, culminating in the execution of a merger agreement (the "1996 Merger Agreement") on March 14, 1996.

  On April 3, 1996, CertainTeed indicated it desired to acquire control of the Company on the somewhat more accelerated timetable permitted by a cash tender offer. The Board of the Company considered and approved CertainTeed's proposal on April 5, 1996, and on April 12, 1996 a subsidiary of CertainTeed commenced a cash tender offer (the "1996 Tender Offer") for all the outstanding Common Shares and Preference Shares. On May 2, 1996, CertainTeed informed the Company that CertainTeed had concluded that certain conditions to the 1996 Tender Offer would not be satisfied at the scheduled expiration of such offer, that CertainTeed would not waive the conditions and that, accordingly, such offer would expire without the CertainTeed subsidiary acquiring any Shares. On May 10, 1996, the 1996 Tender Offer expired pursuant to its terms without the CertainTeed subsidiary acquiring any Shares; thereafter, the 1996 Merger Agreement was terminated.

  On December 11 and 12, 1997, Bradford C. Mattson, Executive Vice President, Exterior Products Group, of CertainTeed, spoke by telephone with Richard C. Maloof, the Company's President, regarding the possibility of a renewed interest by CertainTeed of making a proposal to acquire the Company. During these conversations, Mr. Mattson was informed that two other prospective purchasers were conducting investigations of the Company and would likely submit acquisition proposals to the Company. On December 14, 1997, Mr. Mattson had another telephone conversation with Mr. Maloof to discuss, among other things, several environmental matters relating to the Company. On December 15, 1997, John R. Mesher, Vice President and General Counsel of CertainTeed, spoke by telephone with Frank S. Anthony, the Company's General Counsel, to discuss the timetable and process for CertainTeed to explore acquiring the Company. Mr. Mesher was advised that in order for CertainTeed to be involved in the process, a meaningful, but non-binding, proposal would have to be submitted on or prior to December 18, 1997. On the evening of December 15, 1997, representatives of CertainTeed (Mr. Mattson, Mickey Trapnell, Vice President-Finance Controller, Roofing Products Group, and Rudy T. Lee, Vice President-Sales, Roofing Products Group) had a dinner meeting with Messrs. Maloof and Anthony. This dinner meeting was followed the next day by a tour of the Company's facilities and properties and a review of the Company's operations by Messrs. Mattson, Trapnell and Lee, as well as James E. Hilyard, the President of CertainTeed's Roofing Products Group. In addition, over the next several days, James J. Smith, CertainTeed's Director of Environmental Affairs, discussed with Mr. Maloof several environmental issues relating to the Company and its operations.

  On December 18, 1997, CertainTeed submitted to the Company a non-binding expression of interest confirming CertainTeed's interest in acquiring all of the equity of the Company for an aggregate purchase price of about $39.5 million. Between December 20, 1997 and December 22, 1997, Messrs. Maloof and/or Anthony spoke by telephone with Mr. Mesher and/or George B. Amoss, CertainTeed's Vice President-Finance, to discuss questions that the Company's management and Board of Directors had with respect to CertainTeed's expression of interest. Detailed negotiations then ensued between the Company and CertainTeed, culminating in agreement on the terms of the Merger Agreement. At a meeting on January 12, 1998, the Board of Directors of the Company unanimously determined that the Merger is fair to, and in the best interests of, the Company and the Company's stockholders and approved the Merger Agreement and recommended that the holders of Shares tender their Shares pursuant to the Offer and vote in favor of approval and adoption of the Merger Agreement. The Merger Agreement was executed and delivered by the parties on January 12, 1998. On that same date, the Directors of the Company also executed a Stockholder Agreement which commits them to tender their Shares to CertainTeed in connection with the Offer and to vote in favor of the Merger. The Company and CertainTeed issued a joint press release regarding the Offer and Merger Agreement on January 13, 1998.

  Except as described in this Offer to Purchase, none of the Purchaser, CertainTeed, Saint-Gobain or, to the best knowledge of the Purchaser, CertainTeed and Saint-Gobain, any of the persons listed in Schedule I, or any associate or majority-owned subsidiary of the Purchaser, CertainTeed, Saint-Gobain or any of the persons so listed, beneficially owns or has the right to acquire any equity security of the Company, and none of the Purchaser, CertainTeed, Saint-Gobain or, to the best knowledge of the Purchaser, CertainTeed and Saint-Gobain, any of the other persons referred to above, or any of the respective directors, executive officers or subsidiaries of any of the foregoing, has effected any transaction in any equity security of the Company during the past 60 days. The Purchaser, CertainTeed and Saint-Gobain disclaim beneficial ownership of any Shares owned by any pension plan of Saint-Gobain or any affiliate of Saint-Gobain.

  The Chairman, President and Chief Executive Officer of Mellon Bank Corporation and Mellon Bank, N.A. is also a director of Saint-Gobain Corporation, an indirect wholly owned subsidiary of Saint-Gobain and the U.S. holding company of CertainTeed. Based on information contained in a Schedule 13G amended through February 10, 1997 filed with the SEC, Mellon Bank Corporation, an affiliate of Mellon Bank, N.A., had beneficial ownership of 309,000 Common Shares representing 7.5% of the outstanding Common Shares, including sole voting power and sole dispositive power with respect to 20,000 Common Shares and Mellon Bank Corporation together with its subsidiaries, including Boston Safe Deposit and Trust Company and Mellon Bank, N.A., had shared voting and dispositive power with respect to 289,000 Common Shares, including 274,929 Common Shares held in a trust with Charles S. Bird, III as co-trustee with shared voting and dispositive power.

  Except as otherwise set forth in this Offer to Purchase, (1) there have not been any contacts, transactions or negotiations between the Purchaser, CertainTeed, Saint-Gobain, any of their respective subsidiaries or, to the best knowledge of the Purchaser, CertainTeed and Saint-Gobain, any of the persons listed in Schedule I, on the one hand, and the Company or any of its directors, executive officers or affiliates, on the other hand, that are required to be disclosed pursuant to the rules and regulations of the SEC, (2) there are no present or proposed material contracts, arrangements, understandings or relationships between the Purchaser, CertainTeed, Saint-Gobain, their respective controlling persons or subsidiaries or, to the best knowledge of the Purchaser, CertainTeed and Saint-Gobain, any of the persons listed in Schedule I, on the one hand, and the Company or any of its controlling persons, subsidiaries, executive officers or directors, on the other hand, and (3) none of the Purchaser, CertainTeed, Saint-Gobain or, to the best knowledge of the Purchaser, CertainTeed and Saint-Gobain, any of the persons listed in Schedule I has any contract, arrangement, understanding or relationship with any person with respect to any securities of the Company. CertainTeed has had preliminary discussions with Richard C. Maloof, the President of the Company, and Frank S. Anthony, Vice President, General Counsel and Corporate Secretary of the Company, regarding their continued employment with the Surviving Corporation on terms which have yet to be decided, but these discussions have not yet resulted in any commitments by any of the parties.

12. PURPOSE OF THE OFFER; THE MERGER AGREEMENT; THE STOCKHOLDER AGREEMENT; PLANS FOR THE COMPANY

  Purpose. The purpose of the Offer and the Merger is to enable CertainTeed, through the Purchaser, to acquire control of, and the entire equity interest in, the Company. The Offer, as the first step in the acquisition of the Company, is intended to facilitate the acquisition of all the Shares. The Purchaser currently intends, as soon as practicable following consummation of the Offer, to hold a special meeting of stockholders to approve the Merger (the "Special Meeting") and, as soon as practicable thereafter, to consummate the Merger.

  The Merger Agreement. The Merger Agreement provides that following the satisfaction or waiver of the conditions described below under "Conditions to the Merger", the Purchaser will be merged with and into the Company, and each then outstanding Share (other than Shares held by stockholders who perfect their appraisal rights under Massachusetts law, Shares held in the Company's treasury and Shares held directly by the Purchaser or CertainTeed) will be converted into the right to receive an amount in cash equal to (in the case of Common Shares) $5.50 per Common Share and (in the case of Preference Shares) $20, which amount shall not be adjusted for any accrued and unpaid dividends as of the Effective Date, per Preference Share. All outstanding shares of the Company's 5% Stock will remain issued and outstanding after the Merger and will be called for redemption and retirement as soon as practicable following the Merger at a price equal to $110 per share, plus all accrued and unpaid dividends thereon as of the date of redemption and retirement.

  (1) Vote Required to Approve Merger. If the Purchaser acquires, through the Offer or otherwise (i) at least 66 2/3% of the outstanding Common Shares and
(ii) at least 66 2/3% of the outstanding Preference Shares, which would be the case if the Minimum Condition were satisfied, it would have sufficient voting power to effect the Merger without the vote of any other stockholder of the Company.

  (2) Conditions to the Merger.

  (A) Conditions to the Obligations of CertainTeed and the Purchaser. The obligations of CertainTeed and the Purchaser under the Merger Agreement are subject to the satisfaction, on or prior to the closing date of the Merger (the "Closing Date"), of each of the following conditions, each of which may be waived by CertainTeed and the Purchaser except as otherwise provided by law, provided that upon the acceptance of any Common Shares and Preference Shares, if any, by the Purchaser pursuant to the Offer (the "Consummation of the Offer") each of the following conditions (other than the conditions set forth in clauses (iii)(b), (iii)(d) and (iv)(b) below) shall be deemed waived by the Purchaser and CertainTeed: (i) the representations and warranties of the Company contained in the Merger Agreement (without regard to any supplemental information provided after the date of the Merger Agreement) that are qualified as to materiality shall be true and correct, and the representations that are not so qualified shall be true and correct in all material respects, in each case on and as of the date of the Merger Agreement and on and as of the effective date of the Merger (the "Effective Date"), and between the date of the Merger Agreement and the Effective Date there shall not have been any event or change in circumstance causing or reasonably anticipated to cause in the future (a) any material adverse effect on the business, assets, properties, condition (financial or other) or results of operations of the Company and its subsidiaries taken as a whole or the Surviving Corporation and its subsidiaries taken as a whole or (b) any material adverse effect on the ability of the Company to carry out the transactions contemplated by the Merger Agreement without significant unanticipated delay or expense (clauses (a) and (b) together being a "Material Adverse Effect"); (ii) each of the obligations of the Company to be performed by it on or before the Closing Date pursuant to the terms of the Merger Agreement shall have been duly performed or complied with in all material respects by the Closing Date; (iii)(a) all corporate action necessary by the Company to authorize the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby (including the Offer and the Merger) shall have been duly and validly taken, and the Company and the Purchaser shall have full right and power to merge on the terms provided in the Merger Agreement; (b) the holders of the Common Shares and the Preference Shares shall have duly approved the Merger at the Special Meeting (other than if such approval shall not have occurred solely due to the breach by CertainTeed or the Purchaser of its obligation, upon consummation of the Offer, to vote its Common Shares and Preference Shares in favor of the Merger); (c) all consents, approvals and authorizations from third persons and governmental authorities identified in the Schedules to the Merger Agreement required to consummate the transactions contemplated by the Merger Agreement shall have been obtained; and (d) all applicable waiting periods under the HSR Act shall have expired or been terminated; (iv)(a) there shall not be any pending or threatened suit, action or proceeding by any governmental authority (1) challenging the acquisition by CertainTeed or the Purchaser of any Shares, seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement that are material in relation to the Company and its subsidiaries taken as a whole, (2) seeking to prohibit or limit the ownership or operation by the Company, CertainTeed or any of their respective subsidiaries of any material portion of the business or assets of the Company, or any of their respective subsidiaries, or to compel the Company, CertainTeed or any of their respective subsidiaries to dispose of or hold separate any material portion of the business or assets of the Company, CertainTeed or any of their respective subsidiaries, as a result of the Merger or any of the other transactions contemplated by the Merger Agreement, (3) seeking to impose limitations on the ability of

CertainTeed or the Purchaser to acquire or hold, or exercise full rights of ownership of, any shares of common stock of the Surviving Corporation, (4) seeking to prohibit CertainTeed or any of its subsidiaries from effectively controlling in any material respect the business or operations of the Company or its subsidiaries or of CertainTeed and its subsidiaries or (5) which otherwise is reasonably likely to have a Material Adverse Effect, (b) no statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order or legal restraint or prohibition enacted, entered, promulgated, enforced, issued or deemed applicable to the Merger or the transactions contemplated thereby, or any other action shall be taken by any governmental authority or court, in each case preventing the consummation of the Merger or the transactions contemplated thereby, shall be in effect; (v) all directors of the Company whose resignation is requested by CertainTeed at least five days before the Closing Date will have submitted their resignations effective as of the Closing Date; (vi) no more than ten percent of the issued and outstanding shares of any class of equity securities of the Company entitled to dissenters rights as of the Closing Date shall be dissenting shares entitled to receive the fair value of such shares in accordance with Sections 85 through 98 inclusive of the Massachusetts Business Corporation Law (the "MBCL");
(vii) each outstanding option (each a "Stock Option") issued under the Company's 1982 Stock Option Plan, as amended (the "1982 Stock Option Plan"), the Company's 1992 Stock Option Plan, as amended (the "1992 Stock Option Plan") and the Company's 1992 Non-Employee Directors Stock Option Plan, as amended (the "Director Option Plan") shall have been amended to effect the transactions contemplated by the Merger Agreement; and (viii) the Company shall have furnished CertainTeed with such certificates of its officers and others to evidence compliance with the conditions set forth in the Merger Agreement as may be reasonably requested by CertainTeed, and the form and substance of all opinions, certificates and other documents required by or furnished pursuant to the Merger Agreement shall be satisfactory in all reasonable respects to CertainTeed and its counsel.

  (B) Conditions to the Obligations of the Company. The obligations of the Company under the Merger Agreement are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, each of which may be waived by the Company except as otherwise provided by law, provided that, upon Consummation of the Offer, each of the following conditions (other than the conditions set forth in clauses (iii) and (iv) below) shall be deemed waived by the Company: (i) the representations and warranties of CertainTeed and the Purchaser contained in the Merger Agreement that are qualified as to materiality shall be true and correct, and the representations that are not so qualified shall be true and correct in all material respects, in each case on and as of the date of the Merger Agreement and on and as of the Effective Date; (ii) each of the obligations of CertainTeed and the Purchaser to be performed by them on or before the Closing Date pursuant to the terms of the Merger Agreement shall have been duly performed and complied with in all material respects by the Closing Date ; (iii)(a) all corporate action necessary by the Purchaser and CertainTeed to authorize the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement shall have been duly and validly taken, the Purchaser shall have full right and power to merge on the terms provided in the Merger Agreement and the Company's stockholders shall have approved the Merger at the Special Meeting called for that purpose; (b) all consents, approvals and authorizations from third persons and governmental authorities identified in the Schedules to the Merger Agreement required to consummate the transactions contemplated by the Merger Agreement shall have been obtained; and (c) all applicable waiting periods under the HSR Act shall have expired or been terminated; (iv) no judicial, administrative or arbitration order, award, judgment, writ, injunction or decree shall have been entered by a governmental authority with proper jurisdiction and not revised prohibiting the Merger, and no legal action shall have been instituted by any governmental authority challenging the Merger which if successful would prohibit the consummation of the Merger; and (v) CertainTeed and the Purchaser shall have furnished the Company with such certificates of their respective officers and others to evidence compliance with the conditions set forth in the Merger Agreement as may be reasonably requested by the Company, and the form and substance of all certificates and other documents required by or furnished pursuant to the Merger Agreement shall be satisfactory in all reasonable respects to the Company and its counsel.

  (3) Termination of the Merger Agreement. Unless the Consummation of the Offer shall have occurred and Designated Directors (as defined below) shall constitute at least a majority of the members of the Board of the Company, the Merger Agreement shall be terminated, and the Merger abandoned, if the requisite vote of the

Company's stockholders with respect to the Merger Agreement is not obtained as contemplated by the Merger Agreement. Notwithstanding approval of the Merger Agreement and the transactions contemplated thereby by the stockholders of the Company or by CertainTeed, the Merger Agreement may be terminated, and the Offer and Merger abandoned, at any time prior to the Effective Date:

    (A) by mutual consent of CertainTeed, the Purchaser and the Company;

    (B) unless the Consummation of the Offer shall have occurred and Designated Directors shall constitute at least a majority of the members of the Board of the Company, by CertainTeed, the Purchaser or the Company at any time after June 30, 1998;

    (C) by CertainTeed or the Purchaser if (a) the Offer terminates without any Shares being accepted for payment due to (x) failure of the Minimum Condition or (y) any of the other conditions to the Offer (other than solely the condition described in paragraph (c) of Section 14 "Certain Conditions of the Offer") shall have become impossible to fulfill and shall not have been waived (see Section 14), (b) any of the conditions to the obligations of CertainTeed and the Purchaser to consummate the Merger becomes impossible to fulfill and shall not have been waived or deemed waived in accordance with the Merger Agreement (it being understood that with respect to any condition described in clause (iv) (b) of paragraph
  (2)(A) under The Merger Agreement above in this Section 12, any condition described therein relating to an order, injunction or judicial decree shall be deemed not to have become impossible to fulfill until such order, injunction or decree shall have become final and non-appealable), (c) the Board of the Company withdraws or modifies its approval or recommendation of the Merger Agreement, the Offer or the Merger or (d) unless the Consummation of the Offer shall have occurred and Designated Directors shall constitute at least a majority of the members of the Board of the Company, the Company fails to perform in any material respect any of its obligations under the Merger Agreement or breaches in any material respect any provision of the Merger Agreement, and the Company has failed to perform such obligation or cure such breach within 10 days of its receipt of written notice thereof from CertainTeed or the Purchaser, and such failure to perform shall not have been waived in accordance with the terms of the Merger Agreement; or

    (D) by the Company if (a) any of the conditions to the obligations of the Company to consummate the Merger shall become impossible to fulfill and shall not have been waived in accordance with the terms of the Merger Agreement, (b) CertainTeed or the Purchaser fails to perform in any material respect any of its obligations under the Merger Agreement or breaches in any material respect any provision of the Merger Agreement, and CertainTeed and the Purchaser have failed to perform such obligation or cure such breach within 10 days of receipt of written notice thereof from the Company, and such failure to perform shall not have been waived in accordance with the terms of the Merger Agreement, (c)(i) the Board of the Company withdraws or modifies its approval or recommendation of the Merger Agreement, the Offer or the Merger and (ii) the Company pays CertainTeed in cash all CertainTeed's Expenses and the Alternate Transaction Fee (each as defined in the first paragraph under "Fees and Expenses" below) or (d) if the Purchaser (i) shall have failed to commence the Offer within the time required under the Exchange Act or (ii) shall have failed to pay for any Shares accepted for payment pursuant to the Offer and, in the case of clause (ii), the Purchaser shall have failed to make such payment within three business days of receipt of written notice thereof from the Company.

  Notwithstanding any provisions to the contrary in the Merger Agreement, (i) the sole remedy of CertainTeed or the Purchaser for a breach by the Company of any representation or warranty set forth in the Merger Agreement shall be the termination of the Merger Agreement (if permitted by the Merger Agreement) unless such breach was made with the actual knowledge of the President of the Company or the Vice President and General Counsel of the Company, after due inquiry of other managerial employees of the Company who would be reasonably expected to have knowledge as to the matter represented (a "Company Willful Misrepresentation") and (ii) the sole remedy of the Company for a breach by CertainTeed or the Purchaser of any representation or warranty set forth in the Merger Agreement shall be the termination of the Merger Agreement (if permitted by the Merger Agreement) unless such breach was made with the actual knowledge of the President or Executive Vice President of CertainTeed, after due inquiry of other managerial employees of

CertainTeed who would be reasonably expected to have knowledge as to the matter represented (a "CertainTeed Willful Misrepresentation").

  (4) Procedure for Termination and Amendment. The Merger Agreement provides that the termination or amendment of the Merger Agreement pursuant to the Merger Agreement requires in the case of the Company action by its Board or the duly authorized designee of its Board in order to be effective. In the event that the Purchaser's designees are appointed or elected to the Board of the Company as provided in the Merger Agreement, after the Consummation of the Offer and prior to the time the Merger becomes effective, the affirmative vote of at least a majority of the Continuing Directors shall be required for the Company to agree to amend, waive compliance with or terminate the Merger Agreement.

  (5) Takeover Proposals. The Merger Agreement provides that the Company shall not, nor shall it permit any of its subsidiaries or affiliates to, nor shall it authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor or representative of the Company or any of its subsidiaries to (a) solicit or initiate, or knowingly encourage the submission of, any takeover proposal, (b) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, any takeover proposal (except for (i) non-confidential information, or (ii) filings with the SEC); provided, however, that prior to the earlier of the Consummation of the Offer or the Special Meeting, to the extent required by the fiduciary obligations of the Board of the Company, as determined in good faith by the Board of the Company based on the advice of counsel, the Company may, (A) in response to an unsolicited request therefor, furnish information with respect to the Company (pursuant to a confidentiality agreement at least as restrictive (as determined by the Company's counsel) as the Confidentiality Agreement dated April 13, 1994, as amended, between the Company and Saint-Gobain Corporation, a Pennsylvania corporation and an indirect wholly owned subsidiary of Saint-Gobain) to any person who has indicated to the Company that it is interested in pursuing a qualified takeover proposal and discuss such information (but not the terms of any possible takeover proposal) with such person and (B) upon receipt by the Company of a qualified takeover proposal, following the delivery to CertainTeed of the notice required pursuant to the Merger Agreement, participate in discussions or negotiations regarding such qualified takeover proposal. Without limiting the foregoing, it is understood that any violation of the restrictions described in the preceding sentence by any officer of the Company or any of its subsidiaries or any investment banker, attorney or other advisor or representative of the Company or its subsidiaries shall be deemed a breach of the Merger Agreement by the Company. For purposes of this Section under the heading "Takeover Proposals", "takeover proposal" means any proposal for a merger or other business combination (regardless of legal form) involving the Company or any subsidiary or any proposal or offer to acquire in any manner, directly or indirectly, a substantial portion of the assets or business of the Company or a substantial equity interest in, or any substantial amount of voting securities of, the Company or any subsidiary, or any other transaction outside the ordinary course of business and not otherwise specifically permitted by the terms of the Merger Agreement the consummation of which would impede or prevent the consummation of the Merger pursuant to the terms of the Merger Agreement; and "qualified takeover proposal" means a takeover proposal having terms which the Board of the Company determines (based on, among other things, the advice of a financial advisor of nationally recognized reputation) and after giving due consideration to the Stockholder Agreement in its good faith reasonable judgment to be more favorable to the holders of Common Shares than the Common Price and to the holders of Preference Shares than the Preference Price and likely to be fully financed and consummated.

  The Merger Agreement provides further that, except as described below, neither the Company's Board nor any committee thereof shall (i) withdraw or modify or propose to withdraw or modify, in a manner adverse to CertainTeed or the Purchaser, the approval or recommendation by such Board or any such committee of the Merger Agreement, the Offer or the Merger, (ii) approve or recommend, or propose to approve or recommend, any takeover proposal or (iii) enter into any agreement with respect to any takeover proposal. Notwithstanding the foregoing, in the event the Board of the Company receives a qualified takeover proposal, the Board of the Company or any committee thereof or the Company may (subject to the limitations in the preceding paragraph) withdraw or modify its approval or recommendation of the Merger Agreement, the Offer or the Merger at any time after 48 hours following CertainTeed's receipt of written notice (a "Notice of Qualified Takeover Proposal") advising CertainTeed that the Board of the Company has received a qualified takeover proposal, specifying the material terms and conditions of such qualified takeover proposal and identifying the person making such qualified takeover proposal. The Company may take any of the foregoing actions pursuant to the provision described in the preceding sentence only until the earlier of the Consummation of the Offer or the approval of the Merger at the Special Meeting. The Company shall not be prohibited from taking and disclosing to its stockholders a position contemplated by SEC Rule 14e-2(a) under the Exchange Act following CertainTeed's receipt of a Notice of Qualified Takeover Proposal provided that the Company does not withdraw or modify its position with respect to the Merger or approve or recommend a takeover proposal.

  In addition to the obligations of the Company described in the preceding paragraphs, the Company shall promptly advise CertainTeed orally and in writing of any request for information or of any takeover proposal, or any inquiry with respect to any takeover proposal, the material terms and conditions of such request, takeover proposal or inquiry and the identity of the person making any such takeover proposal or inquiry. The Company shall keep CertainTeed fully informed of the status and details of any such request, takeover proposal or inquiry.

  (6) Fees and Expenses. Except with respect to the circumstances described below, the Merger Agreement provides that each of the Purchaser, CertainTeed and the Company will bear its own costs, fees and expenses in connection with the negotiation, execution, delivery and performance of the Merger Agreement and the consummation of the Offer and the Merger.

  The Merger Agreement provides that in the event that the Board of the Company wishes to withdraw or adversely modify its approval or recommendation of the Merger Agreement, the Offer or the Merger, prior to such withdrawal or modification the Company shall pay in same day funds to CertainTeed (a) its Expenses (defined below) incurred to date and thereafter shall pay in same day funds to CertainTeed within one business day after demand therefor all subsequently incurred Expenses, provided, that the Company shall not be obligated to pay any such Expenses to the extent they exceed an aggregate of $1 million, and (b) an alternate transaction fee of $1.5 million (the "Alternate Transaction Fee"). In the event the Company receives a takeover proposal from a person other than CertainTeed or one of its affiliates or a takeover proposal is publicly disclosed prior to the Expiration Date (or in the case of clauses (ii) and (iii), prior to the Special Meeting) or, if earlier, termination of the Merger Agreement, and (i) at the Expiration Date a sufficient number of Shares shall not have been tendered to satisfy the Minimum Condition, (ii) at the Special Meeting the required approval of the Merger by the Company's stockholders is not obtained, or (iii) the Merger Agreement is terminated (other than by the Company if the Board of the Company withdraws or modifies its approval or recommendation of the Merger Agreement or the Merger) prior to a vote on the Merger at the Special Meeting unless the Consummation of the Offer shall have occurred, the Company shall pay in same day funds to CertainTeed within two business days after the earlier of such Expiration Date, Special Meeting or termination of the Merger Agreement (a) all Expenses incurred to date, and thereafter will pay in same day funds to CertainTeed within one business day after demand therefor, all subsequently incurred Expenses, provided, that the Company shall not be obligated to pay any such Expenses to the extent they exceed an aggregate of $1 million, and
(b) the Alternate Transaction Fee. With regard to the immediately preceding sentence, "Expenses" means all out-of-pocket fees and expenses (including without limitation all travel expenses and all fees and expenses of counsel, investment banking firms, accountants, experts and consultants to CertainTeed or the Purchaser) incurred or paid by or on behalf of CertainTeed or the Purchaser after January 1, 1996 in connection with or leading to the Merger Agreement, the transactions contemplated thereby, and performing or securing the performance of the obligations of the parties thereunder, including, without limitation, such fees and expenses related to preparation and negotiation of documentation and conducting due diligence. CertainTeed is required within 36 hours after request therefor to advise the Company of an estimate of its Expenses if the Company wishes to withdraw or modify its approval or recommendation of the Merger Agreement, the Offer or the Merger pursuant to the Merger Agreement.

  The Merger Agreement also provides that in the event that the Merger Agreement is terminated, the Offer is terminated or the Merger does not occur
(i) solely due to a breach by CertainTeed or the Purchaser of any of its covenants or obligations under the Merger Agreement or due to a CertainTeed Willful Misrepresentation or (ii) solely due to a breach by the Company of any of its covenants or obligations under the Merger Agreement or due to a Company Willful Misrepresentation, then in the case of a termination pursuant to clause (i) above, CertainTeed and the Purchaser shall promptly pay to the Company, and in the case of termination pursuant to clause
(ii) above, the Company shall promptly pay to CertainTeed and the Purchaser, in same day funds all Expenses (as defined below) incurred to date (after giving credit for any reimbursement of expenses already made pursuant to the provisions described in the immediately preceding paragraph) and thereafter shall pay in same day funds within one business day after demand therefor all subsequently incurred Expenses. With regard to the preceding sentence, "Expenses" means all out-of-pocket fees and expenses (including without limitation all travel expenses and all fees and expenses of counsel, investment banking firms, accountants, experts and consultants to CertainTeed or the Company, as the case may be) incurred or paid by or on behalf of CertainTeed, the Purchaser or the Company, as the case may be, after January 1, 1996 in connection with or leading to the Merger Agreement, the transactions contemplated thereby, and performing or securing performance of the obligations of the parties thereunder, including, without limitation, such fees and expenses related to preparation and negotiation of documentation and conducting due diligence. Nothing described in this or the immediately preceding paragraph limits damages that would otherwise be recoverable for breaches under the Merger Agreement.

  (7) Conduct of Business by the Company. Pursuant to the Merger Agreement, except as otherwise expressly contemplated or permitted by the Merger Agreement or otherwise consented to or approved by an authorized officer of CertainTeed, the Company has agreed that prior to the Effective Date (or, if earlier, when a majority of the members of the Board of the Company are designees of the Purchaser in accordance with the Merger Agreement) the business of the Company and its subsidiaries shall be conducted in the ordinary course consistent with past practice and: (a) no change will be made in the respective articles or certificate of organization or incorporation or by-laws of the Company or any of its subsidiaries; (b) no change shall be made in the number of shares of the Company's authorized, issued or outstanding capital stock; nor shall any conversion rights by which the Company or any subsidiary is or may become bound to issue, transfer, sell, repurchase or otherwise acquire or retire any shares of capital stock or other ownership interest of the Company or any subsidiary, or any securities convertible into or exchangeable or exercisable for any such shares or other ownership interest be granted, made, redeemed or amended; nor will the Company or any subsidiary issue, deliver, pledge or sell any such shares, securities or obligations (except deliveries or pledges in favor of the Company's senior lenders); provided, however, that the Company is permitted to issue shares or other securities as contemplated by the Company's Employee's Savings and Profit Sharing Plan (the "Savings Plan") as in effect on the date of the Merger Agreement and is permitted to issue Common Shares in connection with the due exercise of Stock Options issued pursuant to the 1982 Stock Option Plan, the 1992 Stock Option Plan, the Director Option Plan or any other right or convertible security outstanding as of the date of the Merger Agreement in accordance with the existing terms thereof; (c) no dividend shall be declared or paid or other distribution (whether in cash, stock, property or any combination thereof) or payment declared or made in respect of the Common Shares, 5% Stock or Preference Shares or any other outstanding capital stock of the Company, nor shall the Company or any subsidiary (i) purchase, acquire or redeem any Common Shares, 5% Stock or Preference Shares or (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; (d) neither the Company nor any subsidiary shall enter into any material contract, or except in the ordinary course of business consistent with past practice any other agreement, commitment or instrument; (e) the Company shall use and shall cause each subsidiary to use its and their respective reasonable efforts to preserve its and their business organization intact, to keep available the services of its and their officers and present key employees and to preserve its and their properties and the goodwill of its and their suppliers, customers and others with whom business relationships exist; (f) the Company shall not take, agree to take or permit any subsidiary to take any action or do or permit to be done anything in the conduct of its business or that of any subsidiary which would be contrary to or in breach of any of the terms or provisions of the Merger Agreement or which would cause any of the representations of the Company contained in the Merger Agreement to be or become untrue in any material respect; (g) neither the Company nor any of its subsidiaries shall adopt or amend in any material respect or terminate any benefit plan, except as required by law, or change any actuarial or other assumption used to calculate funding obligations with respect to any Company pension plan (except to the extent that failure to make such change would result in noncompliance with generally accepted accounting principles ("GAAP"), the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or the Code, or change the manner in which contributions to any Company pension plan are made or the basis on which such contributions are determined, except as required by applicable law; (h) the Company shall not acquire or agree to acquire (x) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (y) any assets that are material, individually or in the aggregate, to the Company and its subsidiaries taken as a whole, except purchases of inventory, raw materials, supplies and similar materials in the ordinary course of business consistent with past practice and capital expenditures complying with clause (k) below; (i) the Company shall not sell, lease, license, mortgage or otherwise encumber or subject to any lien (except in favor of the Company's senior lenders or certain liens permitted under the Merger Agreement) or otherwise dispose of any of its material properties or assets, except bona fide sales of inventory in the ordinary course of business consistent with past practice; (j) the Company shall not (i) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business consistent with past practice and routine endorsements in the process of collection, or (ii) make any loans, advances or capital contributions to, or investments in, any other person, other than to the Company or any direct or indirect wholly owned subsidiary of the Company or routine travel and similar advances to employees; (k) the Company shall not make or agree to make any new capital expenditure or expenditures which, individually, is in excess of $100,000 or, in the aggregate, are in excess of $250,000; (l) the Company shall not make any tax election or settle or compromise any income tax liability; provided that CertainTeed shall not unreasonably withhold any consent or approval of any such tax election, settlement or compromise; (m) the Company shall not pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities that are reflected or reserved against in the Company's balance sheet as of September 30, 1997, or incurred since the date of such balance sheet in the ordinary course of business consistent with past practice, or waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or any of its subsidiaries is a party, except as permitted by the Merger Agreement; and (n) the Company shall not authorize any of, or commit or agree to take any of, the foregoing actions.

  In addition, without the prior consent of an authorized officer of CertainTeed, which consent shall not be unreasonably withheld, the Company shall not make any election fixing the rate or rates payable under the Company's revolving credit agreement for a term that could reasonably be expected to extend beyond the Effective Date.

  The Merger Agreement requires CertainTeed to respond within a reasonable period of time to any request for consent or approval required to take any of the actions described in the preceding paragraphs.

  The Merger Agreement also requires that the Company promptly advise CertainTeed orally and in writing of any change or event of which the Company has knowledge having, or which, insofar as can reasonably be foreseen, would have, a Material Adverse Effect.

  (8) Directors. Subject to compliance with applicable law (including Section 14(f) of the Exchange Act), upon the acquisition by the Purchaser of at least a majority of the outstanding Common Shares pursuant to the Offer, the Purchaser shall be entitled to designate at least a majority of the members of the Board of Directors of the Company, and the Company and its Board of Directors shall, at such time, take any and all such action (including to increase the size of the Board of Directors or to use their best efforts to cause directors to resign) needed to cause a sufficient number of the Purchaser's designees to be appointed to the Company's Board of Directors such that the designees shall constitute such majority (any director so designated by the Purchaser, a

"Designated Director"). It is understood that immediately after the acquisition by the Purchaser of at least a majority of the outstanding Common Shares pursuant to the Offer (x) the Company's Board of Directors shall consist of seven members, (y) the initial designees of the Purchaser to the Company's Board of Directors are expected to be George B. Amoss, Gianpaolo Caccini, James E. Hilyard and Bradford C. Mattson and (z) the remaining members of the Company's Board of Directors are expected to be Frank Anthony, Antonio J. Lorusso, Jr. and Richard C. Maloof. In the event that, after the acquisition by the Purchaser of at least a majority of the outstanding Common Shares pursuant to the Offer and prior to the Effective Time (as defined in the Merger Agreement), the number of members of the Board of Directors increases (including pursuant to the provisions of the Preference Shares and the 5% Stock), the Company and its Board of Directors shall, at such time, take any and all such additional action (including to increase the size of the Board of Directors, to use their best efforts to cause additional directors to resign and to appoint additional designees of the Purchaser) needed to cause a sufficient number of the Purchaser's designees to be appointed to the Board of Directors such that the designees shall then constitute at least a majority of the members of the Board of Directors. The Company, CertainTeed and the Purchaser shall use their respective best efforts to cause at least three members of the Company's Board of Directors at all times prior to the Effective Time to be Continuing Directors. "Continuing Director" means (a) any member of the Company's Board of Directors on the date of the Merger Agreement, (b) any member of the Company's Board of Directors who is not an employee or director or affiliate of, and not a Designated Director or other nominee of, the Purchaser or CertainTeed or their respective subsidiaries, and
(c) any successor of a Continuing Director who is (i) not an employee or director or affiliate of, and not a Designated Director or other nominee of, the Purchaser or CertainTeed or their respective subsidiaries and (ii) recommended to succeed such Continuing Director by at least a majority of the then Continuing Directors.

  (9) Stock Options. The Merger Agreement provides that, with respect to unexpired Stock Options, whether or not exercisable at the Effective Date, including stock appreciation rights relating thereto, outstanding on the Effective Date which have been issued pursuant to the 1982 Stock Option Plan, the 1992 Stock Option Plan, or the Director Option Plan, each such Stock Option with an exercise price less than the Common Price (an "Eligible Option") shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive, for each Common Share subject thereto, a cash payment without interest equal to the Common Price, less the per share exercise price of each such Stock Option. Such Stock Options will be canceled upon such cash payment following the Merger. Any Stock Option with an exercise price equal to or greater than the Common Price (an "Ineligible Option") shall be canceled upon the Effective Date without payment of any consideration. The Merger Agreement requires the Company to use its best efforts to amend each outstanding Stock Option issued under the 1982 Stock Option Plan, the 1992 Stock Option Plan and the Director Option Plan to effect the transactions contemplated by the Merger Agreement, including the cancellation of the Stock Options in connection with the Merger in accordance with the foregoing. Each Common Share issued by the Company but not yet vested pursuant to the Savings Plan shall, in connection with the Merger, become vested in the person to whose account such Common Share was issued and converted into the right to receive the Common Price pursuant to the Merger Agreement.

  The Company has informed the Purchaser that, as of January 12, 1998, there were no Common Shares held in escrow pursuant to the Company's former Long Term Incentive Compensation Plan (the "LTIP"), and the LTIP has been terminated. Immediately following the Effective Date, the Company's 1982 Option Plan, 1992 Option Plan and Director Option Plan shall be terminated and no further stock awards or stock options will be granted thereunder from and after the date of the Merger Agreement.

  (10) Indemnification and Insurance. In the Merger Agreement, CertainTeed and the Purchaser have agreed that all rights to indemnification in existence as of the date of the Merger Agreement in favor of the directors or officers of the Company and its subsidiaries (the "Indemnified Parties") as currently provided in their respective certificates or articles of incorporation or organization and by-laws or in any agreements, contracts or arrangements with the Company or any of its subsidiaries in effect as of the date of the Merger Agreement and previously furnished to CertainTeed and to the extent not in violation of applicable state law, shall survive the Merger and shall continue in full force and effect for a period of five years from the Effective Date; provided that, in the event any claim or claims are asserted or made within such five year period, all rights to indemnification in respect of any such claim or claims shall continue until the disposition of any and all such claims. In addition, the Merger Agreement provides that, to the extent currently provided in the certificates or articles of incorporation or organization and by-laws of the Company and its subsidiaries and Massachusetts law, or agreements, contracts or arrangements disclosed to CertainTeed with the Company or any of the subsidiaries, in the event that any Indemnified Party becomes involved in any capacity in any action, proceeding or investigation in connection with any matter, including the transaction contemplated by the Merger Agreement, occurring prior to, and including, the Effective Date, or otherwise relating to or arising out of such matters, CertainTeed or the Surviving Corporation will periodically advance to such Indemnified Party his or her legal and other expenses (including the costs of any investigation and preparation incurred in connection therewith).

  The Merger Agreement provides that CertainTeed will use all reasonable efforts to maintain in effect, or shall cause the Surviving Corporation to use all reasonable efforts to maintain in effect, for two years after the Effective Date, directors' and officers' liability insurance ("D&O Insurance") covering those persons covered by the Company's directors' and officers' liability insurance on the date of the Merger Agreement or the Effective Date and which is substantially equivalent in terms of coverage and amount as the Company has in effect on the Effective Date so long as such insurance is available and the annual premium therefor would not be in excess of $166,000 (the "Maximum Premium"). If the existing D&O Insurance expires, is terminated or cancelled during such two-year period, CertainTeed shall use all reasonable efforts to cause to be obtained as much D&O Insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium, on terms and conditions no less advantageous than the existing D&O Insurance.

  The Merger Agreement further provides that (a) any Indemnified Party wishing to claim indemnification pursuant to the Merger Agreement, upon learning of any legal action, suit, investigation, inquiry or proceeding by any governmental authority or other person, shall promptly notify CertainTeed and the Surviving Corporation with respect thereto, but the failure to so notify shall not relieve CertainTeed or the Surviving Corporation of any liability it may have to such Indemnified Party under the Merger Agreement except to the extent that CertainTeed and the Surviving Corporation are materially prejudiced thereby, (b) CertainTeed and the Surviving Corporation shall periodically, as requested, advance to such Indemnified Party his, her or its legal and other expenses (including the cost of investigation and preparation incurred in connection therewith) to the extent such Indemnified Party is indemnified pursuant to the Merger Agreement, unless it is ultimately determined by a court of competent jurisdiction that such Indemnified Party is not entitled to indemnification hereunder, and (c) CertainTeed and the Surviving Corporation shall be subrogated to any rights any Indemnified Party may have with respect to any amounts paid to or on behalf of such Indemnified Party by CertainTeed and the Surviving Corporation pursuant to the Merger Agreement.

  (11) Representations and Warranties. The Merger Agreement contains various customary representations and warranties. The Merger Agreement requires that CertainTeed, the Purchaser and the Company shall each take such action as is reasonably necessary to render their respective representations and warranties accurate on and as of the Effective Date. Without limiting the foregoing, the Merger Agreement provides that the Company shall take any action required by CertainTeed to ensure the accuracy of its representations pertaining to Massachusetts' anti-takeover laws.

 The Stockholder Agreement

  Pursuant to the Stockholder Agreement, the directors (the "Selling Stockholders") of the Company have unconditionally agreed to tender into the Offer, and not to withdraw therefrom, the 1,670,657 Common Shares and 132,200 Preference Shares that they owned on January 12, 1998, together with any Shares they acquire after such time, including upon the exercise of Stock Options. In addition, the Selling Stockholders have agreed to sell to the Purchaser, and the Purchaser has agreed to purchase, the foregoing number of Common Shares at a price per Common Share of $5.50, or such higher price per Common Share as may be offered by the Purchaser in the Offer and Preference Shares at a price per Preference Share of $20.00, or such higher price per Preference

Share as may be offered by the Purchaser in the Offer, provided that (i) such obligation to purchase is subject to (a) the Purchaser having accepted Common Shares and Preference Shares for payment under the Offer or (b) if the Offer has been terminated for failure to satisfy the Minimum Condition, (i) all conditions to the Offer (other than the Minimum Condition) having been satisfied and (ii) including all Common Shares and Preference Shares tendered and not withdrawn at the time of termination of the Offer and all Shares to be purchased pursuant to the Stockholder Agreement, the Minimum Condition would have been satisfied. Notwithstanding the foregoing, no Selling Stockholder shall be obligated to sell his or her Shares after the scheduled final expiration time of the Offer unless (i) the Minimum Condition was not satisfied, (ii) such Selling Stockholder did not tender such Stockholder's Shares into the Offer or withdrew such Shares and (iii) including all Common Shares and Preference Shares tendered and not withdrawn at the time of termination of the Offer and all Shares to be purchased pursuant to the Stockholder Agreement, the Minimum Condition would have been satisfied. The Shares subject to the Stockholder Agreement represent approximately 40.2% of the Common Shares and 16.2% of the Preference Shares.

  Each of the Selling Stockholders has agreed not to: (i) sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option or other arrangement (including any profit sharing arrangement) or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, his or her Shares to any person other than the Purchaser or the Purchaser's designee, (ii) enter into any voting arrangement, whether by proxy, voting agreement, voting trust, power-of-attorney or otherwise, with respect to his or her Shares or (iii) take any other action that would in any way restrict, limit or interfere with the performance of its obligations hereunder or the transactions contemplated hereby. Each of the Selling Stockholders has also agreed not to solicit, initiate or encourage (including by way of furnishing information) and not to participate in any discussions or negotiations regarding any takeover proposal (as defined in the Merger Agreement).

  Under the Stockholder Agreement, each Selling Stockholder has granted an irrevocable proxy with respect to the Shares subject to the Stockholder Agreement to CertainTeed to vote such Shares against (i) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, joint venture, recapitalization, dissolution, liquidation or winding up of or by the Company and (ii) any amendment of the Company's articles of incorporation or its by-laws, or other proposal or transactions (including any consent solicitation to remove or elect any directors of the Company) involving the Company, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify, or result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under or with respect to, the Offer, the Merger, the Merger Agreement or any of the transactions contemplated by the Merger Agreement.

  The foregoing summary of the Stockholder Agreement is qualified in its entirety by reference to the Stockholder Agreement, a copy of which is filed as Exhibit (c)(2) to the Schedule 14D-1. The Stockholder Agreement should be read in its entirety for a more complete description of the matters summarized above.

  Plans for the Company. Saint-Gobain and its affiliates currently intend that the Company will continue its present manufacturing operations in Massachusetts and will continue to operate under its present corporate name, as a wholly owned subsidiary of CertainTeed. CertainTeed has had preliminary discussions with Richard C. Maloof, the President of the Company, and Frank S. Anthony, Vice President, General Counsel and Corporate Secretary of the Company, regarding their continued employment with the Surviving Corporation on terms which have yet to be decided, but these discussions have not yet resulted in any commitments by any of the parties.

  Except as otherwise described in this Offer to Purchase, none of the Purchaser, CertainTeed or Saint-Gobain has any current plans or proposals that relate to, or would result in, any extraordinary corporate transaction involving the Company, such as a merger, reorganization or liquidation involving the Company or any of its subsidiaries to any unaffiliated third party.

  Appraisal Rights. Holders of Shares do not have appraisal rights as a result of the Offer. However, if the Merger is consummated, holders of outstanding Common Shares, Preference Shares and 5% Stock on the Effective Date will have certain rights pursuant to the provisions of Sections 85 through 98, inclusive, of the

MBCL to dissent and demand appraisal of their shares. Under Sections 85 through 98, inclusive, of the MBCL, dissenting stockholders who comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such fair value in cash, together with a fair rate of interest, if any. Any such judicial determination of the fair value of shares could be based upon factors other than, or in addition to, the price per share to be paid in the Merger or the market value of the shares. The value so determined could be more or less than the price per share to be paid in the Merger.

  The foregoing summary of Sections 85 through 98, inclusive, of the MBCL does not purport to be complete and is qualified in its entirety by reference to Sections 85 through 98, inclusive, of the MBCL. Failure to follow the steps required by Sections 85 through 98, inclusive, of the MBCL for perfecting appraisal rights may result in the loss of such rights.

  Going Private Transactions. The SEC has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions. The Purchaser does not believe that Rule 13e-3 will be applicable to the Merger unless the Merger is consummated more than one year after the termination of the Offer. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the fairness of the Merger and the consideration offered to minority stockholders in such transaction be filed with the SEC and disclosed to stockholders prior to the consummation of the Merger.

13. DIVIDENDS AND DISTRIBUTIONS

  Pursuant to the terms of the Merger Agreement, the Company is prohibited from taking any of the actions described in the two succeeding paragraphs, and nothing herein shall constitute a waiver by the Purchaser or CertainTeed of any of its rights under the Merger Agreement or a limitation of remedies available to the Purchaser or CertainTeed for any breach of the Merger Agreement, including termination thereof.

  If, on or after January 12, 1998, the Company should (a) split, combine or otherwise change the Shares or its capitalization, (b) acquire or otherwise cause a reduction in the number of outstanding Shares or other securities (other than as aforesaid) or (c) issue or sell additional Shares (other than the issuance of Common Shares under option prior to January 12, 1998, in accordance with the terms of such options as publicly disclosed prior to January 12, 1998, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, then, subject to the provisions of Section 14, the Purchaser, in its sole discretion, may make such adjustments as it deems appropriate in the Common Price, the Preference Price and other terms of the Offer, including, without limitation, the number or type of securities offered to be purchased.

  If, on or after January 12, 1998, the Company should declare or pay any cash dividend on the Common Shares or Preference Shares (including any accrued and previously unpaid dividends) or other distribution on the Shares, or issue with respect to the Shares or any additional Shares, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, payable or distributable to stockholders of record on a date prior to the transfer of the Shares purchased pursuant to the Offer to the Purchaser or its nominee or transferee on the Company's stock transfer records, then, subject to the provisions of Section 14, (a) the Common Price and/or the Preference Price may, in the sole discretion of the Purchaser, be reduced by the amount of any such cash dividend or cash distribution and (b) the whole of any such noncash dividend, distribution or issuance to be received by the tendering stockholders will (i) be received and held by the tendering stockholders for the account of the Purchaser and will be required to be promptly remitted and transferred by each tendering stockholder to the Depositary for the account of the Purchaser, accompanied by appropriate documentation of transfer, or (ii) at the direction of the Purchaser, be exercised for the benefit of the Purchaser, in which case the proceeds of such exercise will promptly be remitted to the Purchaser. Pending such remittance and subject to applicable law, the Purchaser will be entitled to all rights and privileges as owner of any such noncash dividend, distribution, issuance or proceeds and may withhold the entire Common Price and/or Preference Price or deduct from the

Common Price and/or the Preference Price the amount or value thereof, as determined by the Purchaser in its sole discretion.

  The Merger Agreement provides that the Company shall not declare and pay or set apart for payment any accumulated dividends on the Common Shares, the 5% Stock or the Preference Shares. Accordingly the Company will not declare the February 15, 1998 dividend on the Preference Shares or the March 1, 1998 dividend on the 5% Stock.

14. CERTAIN CONDITIONS OF THE OFFER

  Notwithstanding any other term of the Offer or the Merger Agreement, the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer unless the Minimum Condition, the HSR Condition and the Required Consents Condition shall all have been satisfied. Furthermore, notwithstanding any other term of the Offer or the Merger Agreement, the Purchaser shall not be required to accept for payment or, subject as aforesaid, to pay for any Shares not theretofore accepted for payment or paid for, and may terminate the Offer if, at any time on or after the date of the Merger Agreement and before the Consummation of the Offer any of the following conditions exist:

    (a) the representations and warranties of the Company contained in the Merger Agreement (without regard to any supplemental information provided pursuant to the Merger Agreement) that are qualified as to materiality shall not be true and correct, and the representations that are not so qualified shall not be true and correct in all material respects, in each case on and as of the date of the Merger Agreement and on and as of the Expiration Date;

    (b) any of the obligations of the Company to be performed by it on or before the Expiration Date pursuant to the terms of the Merger Agreement shall not have been duly performed or complied with in all material respects by that date;

    (c) since September 30, 1997, there shall have occurred (or it shall be reasonably expected that there will be) any event, change or circumstance causing, or reasonably anticipated to cause in the future, any Material Adverse Effect;

    (d) any consents, approvals and authorizations from third persons and governmental authorities identified in the Merger Agreement required to consummate the transactions contemplated by the Merger Agreement shall not have been obtained;

    (e) there shall be pending or threatened any suit, action or proceeding by any governmental authority (i) challenging the acquisition by CertainTeed or the Purchaser of any Shares, seeking to restrain or prohibit the consummation of the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement or seeking to obtain from the Company, CertainTeed or the Purchaser any damages related to the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement that are material in relation to the Company and its subsidiaries taken as a whole, (ii) seeking to prohibit or limit the ownership or operation by the Company, CertainTeed or any of their respective subsidiaries of any material portion of the business or assets of the Company, CertainTeed or any of their respective subsidiaries, or to compel the Company, CertainTeed or any of their respective subsidiaries to dispose of or hold separate any material portion of the business or assets of the Company, CertainTeed or any of their respective subsidiaries, as a result of the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement,
  (iii) seeking to impose limitations on the ability of CertainTeed or the Purchaser to acquire or hold, or exercise full rights of ownership of, any common stock of the Surviving Corporation, (iv) seeking to prohibit CertainTeed or any of its subsidiaries from effectively controlling in any material respect the business or operations of the Company or its subsidiaries or of CertainTeed and its subsidiaries or (v) which otherwise is reasonably likely to have a Material Adverse Effect;

    (f) there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or deemed applicable to the Offer or the Merger, or any other action shall be taken by any governmental authority or court, other than the application to the Offer or the Merger of applicable waiting periods under the HSR Act, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through
  (v) of paragraph (e) above;

    (g) the Company's Board or any committee thereof shall have withdrawn or modified in a manner adverse to CertainTeed its approval or recommendation of the Offer, the Merger or the Merger Agreement or resolved to take any of such actions; or

    (h) the Merger Agreement shall have been terminated in accordance with its terms.

  The foregoing conditions are for the sole benefit of the Purchaser and CertainTeed and may, subject to the terms of the Merger Agreement, be waived by the Purchaser and CertainTeed in whole or in part at any time and from time to time. The failure by CertainTeed or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

15. CERTAIN LEGAL MATTERS

  Except as described in this Section 15, based on a review of publicly available filings made by the Company with the SEC and other publicly available information concerning the Company, none of the Purchaser, CertainTeed or Saint-Gobain is aware of any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the Purchaser's acquisition of Shares (and the indirect acquisition of the stock of the Company's subsidiaries) as contemplated herein or of any approval or other action by any governmental entity that would be required or desirable for the acquisition or ownership of Shares by the Purchaser as contemplated herein. Should any such approval or other action be required or desirable, the Purchaser, CertainTeed, and Saint-Gobain currently contemplate that such approval or other action will be sought, except as described below under "State Takeover Laws." While, except as otherwise expressly described in this
Section 15, the Purchaser does not presently intend to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the Company's business or that certain parts of the Company's business might not have to be disposed of if such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, the Purchaser could decline to accept for payment or pay for any Shares tendered. See Section 14 for certain conditions to the Offer.

  State Takeover Laws. A number of states throughout the United States have enacted takeover statutes that purport, in varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated or have assets, stockholders, executive offices or places of business in such states. In Edgar v. MITE Corp., the Supreme Court of the United States held that the Illinois Business Takeover Act, which involved state securities laws that made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and therefore was unconstitutional. In CTS Corp. v. Dynamics Corp. of America, however, the Supreme Court of the United States held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without prior approval of the remaining stockholders, provided that such laws were applicable only under certain conditions. Subsequently, a number of Federal courts ruled that various state takeover statutes were unconstitutional insofar as they apply to corporations incorporated outside the state of enactment.

  Except as described herein, the Purchaser has not attempted to comply with any state takeover statutes in connection with the Offer. The Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer and nothing in this Offer to Purchase nor any action taken in connection herewith is intended as a waiver of that right. In the event that any state takeover statute is found applicable to the Offer, the Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, the Purchaser might not be obligated to accept for payment or pay for any Shares tendered. See Section 14.

  Massachusetts Statutes. Massachusetts has enacted a Business Combination Statute that, in general, prohibits any business combination between a widely held Massachusetts corporation and an interested stockholder for three years after that person becomes an interested (i.e., 5%) stockholder unless: (a) prior to the date that person becomes an interested stockholder, the board of directors of the corporation approved either the transaction that made the acquiror an interested stockholder or the proposed business combination; (b) upon consummation of the transaction that made the acquiror an interested stockholder, the acquiror owns at least 90 percent of the voting stock, excluding shares held by directors, officers and employee stock plans in which employee participants do not have the right to determine confidentially whether shares held by the plan will be tendered; or (c) at or subsequent to the time the acquiror becomes an interested stockholder, the board of directors of the corporation and holders of two-thirds of the shares of voting stock not held by interested stockholders approve the business combination. Massachusetts has also enacted a Control Share Acquisition Statute that provides, in general, that shares of a widely-held Massachusetts corporation acquired in a Control Share Acquisition (as defined in the statute) will not have voting rights unless, among other things, voting rights for such shares are approved by a vote of stockholders of the corporation, not including those holding such shares. Excluded from the definition of "Control Share Acquisition" is, among other things, an acquisition by merger or tender offer pursuant to a merger agreement to which the Massachusetts corporation is a party. Massachusetts has also enacted a Take-Over Bid Statute that imposes certain procedural requirements and prohibitions in connection with a Take-Over Bid (as defined in the statute).

  PURSUANT TO MASSACHUSETTS LAW, THE COMPANY HAS TAKEN ALL NECESSARY STEPS TO RENDER THE MASSACHUSETTS BUSINESS COMBINATION STATUTE, CONTROL SHARE ACQUISITION STATUTE AND TAKE-OVER BID STATUTE INAPPLICABLE TO THE ACQUISITION OF SHARES IN THE OFFER OR THE MERGER.

  Antitrust. Under the provisions of the HSR Act applicable to the Offer, the acquisition of Shares under the Offer may be consummated following the expiration of a 15-calendar day waiting period following the filing by Saint-Gobain of a Notification and Report Form with respect to the Offer, unless Saint-Gobain receives a request for additional information or documentary material from the Antitrust Division or the FTC or unless early termination of the waiting period is granted. Saint-Gobain made such filing on January 15, 1998. If, within the initial 15-day waiting period, either the Antitrust Division or the FTC requests additional information or material from Saint-Gobain concerning the Offer, the waiting period will be extended and would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by Saint-Gobain with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of Saint-Gobain. In practice, complying with a request for additional information or material can take a significant amount of time. In addition, if the Antitrust Division or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while such negotiations continue. Expiration or termination of the applicable waiting period under the HSR Act is a condition to the Purchaser's obligation to accept for payment and pay for Shares tendered pursuant to the Offer.

  The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the Purchaser's proposed acquisition of the Company. At any time before or after the Purchaser's acquisition of Shares pursuant to the Offer, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or the consummation of the Merger or seeking the divestiture of Shares acquired by the Purchaser or the divestiture of substantial assets of the Company or its subsidiaries or Saint-Gobain or its subsidiaries. Private parties may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, of the result thereof.

16. FEES AND EXPENSES

  McFarland Dewey is acting as Dealer Manager in connection with the Offer and is providing certain financial advisory services to CertainTeed in connection with the Offer. CertainTeed has agreed to pay McFarland Dewey as compensation for such services (i) financial advisory and other related fees aggregating $400,000, which are payable or become payable upon the consummation of the transactions contemplated by the Offer and (ii) a dealer manager fee of $100,000 payable upon commencement of the Offer. CertainTeed has also agreed to reimburse McFarland Dewey for its out-of-pocket expenses, including the reasonable fees and expenses of its counsel and any other advisor retained by McFarland Dewey, in connection with its engagement and to indemnify McFarland Dewey and certain related persons against certain liabilities and expenses, including certain liabilities and expenses under the Federal securities laws.

  The Purchaser has retained Georgeson & Company Inc. to act as the Information Agent and ChaseMellon Shareholder Services, L.L.C. to serve as the Depositary in connection with the Offer. The Information Agent and the Depositary each will receive reasonable and customary compensation for their services, be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities and expenses under the Federal securities laws.

  None of the Purchaser, CertainTeed or Saint-Gobain will pay any fees or commissions to any broker or dealer or other person (other than the Dealer Manager and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, banks and trust companies will be reimbursed by the Purchaser upon request for customary mailing and handling expenses incurred by them in forwarding material to their customers.

17. MISCELLANEOUS

  The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. None of the Purchaser, CertainTeed or Saint-Gobain is aware of any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. To the extent the Purchaser, CertainTeed or Saint-Gobain becomes aware of any state law that would limit the class of offerees in the Offer, the Purchaser will amend the Offer and, depending on the timing of such amendment, if any, will extend the Offer to provide adequate dissemination of such information to holders of Shares prior to the expiration of the Offer. In any jurisdiction the securities, blue sky or other laws of which require the Offer to be made by a licensed broker or dealer, the Offer is being made on behalf of the Purchaser by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF THE PURCHASER, CERTAINTEED OR SAINT-GOBAIN NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

  The Purchaser, CertainTeed and Saint-Gobain have filed with the SEC a
Schedule 14D-1 pursuant to Rule 14d-3 under the Exchange Act, together with exhibits, furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, the Company has filed the
Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act, together with exhibits setting forth its recommendation with respect to the Offer and the reasons for such recommendation and furnishing such additional related information. Such Schedules and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable in the manner set forth in Section 8 (except that such material will not be available at the regional offices of the SEC).

                                                          BI EXPANSION II CORP.

January 16, 1998

                                  SCHEDULE I

     DIRECTORS AND EXECUTIVE OFFICERS OF SAINT-GOBAIN, CERTAINTEED AND THE
                                   PURCHASER

DIRECTORS AND EXECUTIVE OFFICERS OF COMPAGNIE DE SAINT-GOBAIN

  The following table sets forth the name, business address, and present principal occupation or employment and five-year employment history of the directors and executive officers of Compagnie de Saint-Gobain. All directors and officers of Compagnie de Saint-Gobain listed below are citizens of France except for Mr. Breuer, who is a citizen of Germany, Mr. Dachowski, who is a citizen of the United Kingdom, and Messrs. Caccini and Caliari, who are citizens of Italy. Directors are indicated by an asterisk.

                                       PRESENT PRINCIPAL OCCUPATION OR
          NAME AND                              EMPLOYMENT AND
      BUSINESS ADDRESS                   FIVE-YEAR EMPLOYMENT HISTORY
      ----------------                 -------------------------------
Jean-Louis Beffa*...........  Chairman and Chief Executive Officer of Compagnie
 Compagnie de Saint-Gobain    de Saint-Gobain (1992-present)
 Les Miroirs
 92096 La Defense Cedex
 (France)
Claude Bebear*..............  Chairman of the Management Board of AXA-UAP (1997-
 AXA-UAP                      present); Chairman and Chief Executive Officer of
 23 rue Matignon              AXA Group (1992-1997)
 75008 Paris (France)
Dr. Rolf E. Breuer*.........  Chairman of the Management Board of Deutsche Bank
 Deutsche Bank                (1997-present); Member of the Management Board of
 Taunusanlage 12              Deutsche Bank (1992-present)
 60262 Frankfurt (Germany)
Gilles de Cambronne*........  Deputy Manager at the Direction of the Legal and
 Compagnie de Saint-Gobain    Tax Departments of Compagnie de Saint-Gobain
 Les Miroirs                  (1992-present)
 92096 La Defense Cedex
 (France)
Guy Dejouany*...............  Honorary Chairman and Director of Compagnie
 Compagnie Generale des Eaux  Generale des Eaux (1996-present); Chairman and
 52 rue d'Anjou               Chief Executive Officer of Compagnie Generale des
 75008 Paris (France)         Eaux (1992-1996)
Bernard Esambert*...........  Vice-Chairman of the Bollore Group (1992-present)
 Groupe Bollore
 51-52 quai de Dion-Bouton
 92811 Puteaux (France)
Pierre Faurre*..............  Chairman and Chief Executive Officer of SAGEM
 SAGEM                        (1992-present)
 6 avenue d'Iena
 75783 Paris Cedex (France)
Olivier Lecerf*.............  Honorary Chairman of Societe Lafarge (1992-
 Societe Lafarge (Retired)    present); Director of Societe Lafarge (1992-
 28 rue Emile Menier          present)
 75116 Paris (France)
Jacques-Louis Lions*........  Professor of the College de France (Paris) (1992-
 College de France            present); President of the French Academy of
 3 rue d'Ulm                  Sciences (1996-present)
 75005 Paris (France)

                                       PRESENT PRINCIPAL OCCUPATION OR
          NAME AND                              EMPLOYMENT AND
      BUSINESS ADDRESS                   FIVE-YEAR EMPLOYMENT HISTORY
      ----------------                 -------------------------------
Jean-Maurice Malot*.........  President of the Employees' and Former Employees'
 Saint-Gobain Vitrage         Shareholders Association of Compagnie de Saint-
 BP 50                        Gobain (1997-present); Manager of the French
 33230 Coutras (France)       Southern and Western subsidiaries of the Flat
                              Glass Division of Compagnie de Saint-Gobain (1992-
                              present)
Jean-Marie Messier*.........  Chairman and Chief Executive Officer of Compagnie
 Compagnie Generale des Eaux  Generale des Eaux (1996-present); Chairman of the
 52 rue d'Anjou               Executive Committee of Compagnie Generale des Eaux
 75008 Paris (France)         (1994-1996); Managing Partner of Lazard Freres &
                              Cie (1992-1994)
Gerard Mestrallet*..........  Chairman of the Management Board of Suez/Lyonnaise
 Suez/Lyonnaise des Eaux      des Eaux (1997-present); Chairman and Chief
 1 rue d'Astorg               Executive Officer of Compagnie de Suez (1995-
 75008 Paris (France)         1997); Executive Officer of Societe Generale de
                              Belgique (1992-1995)
Eric Monnier*...............  Employee of Compagnie de Saint-Gobain (1992-
 Compagnie de Saint-Gobain    present)
 Les Miroirs
 92096 La Defense Cedex
 (France)
Michael Pebereau*...........  Chairman and Chief Executive Officer of Banque
 Banque Nationale de Paris    Nationale de Paris (1992-present)
 16 boulevard des Italiens
 75009 Paris (France)
Bruno Roger*................  Managing Director of Lazard Freres & Cie. (1992-
 Lazard Freres & Cie.         present);
 121 boulevard Haussmann      Managing Partner of Lazard Freres & Cie. (1992-
 75008 Paris (France)         present)
Eric d'Hautefeuille.........  Senior Vice President of Compagnie de Saint-Gobain
 Compagnie de Saint-Gobain    (1996-present); President of the Flat Glass
 Les Miroirs                  Division of Compagnie de Saint-Gobain (1992-1996)
 92096 La Defense Cedex
 (France)
Gianpaolo Caccini...........  Vice Chairman, President and Chief Executive
 Saint-Gobain Corporation     Officer of Saint-Gobain Corporation (1996-
 750 East Swedesford Road     present); Chairman, President, Chief Executive
 Valley Forge, Pennsylvania   Officer and Director of CertainTeed Corporation
 19482                        (1996-present); Senior Vice President and General
                              Delegate for the United States and Canada of
                              Compagnie de Saint-Gobain (1996-present);
                              President of the Fiber Reinforcement Division of
                              Compagnie de Saint-Gobain (1993-1996); President
                              of the Insulation Division of Compagnie de Saint-
                              Gobain (1992-1993)
Jean-Gerard Claudon*........  Senior Vice President of Compagnie de Saint-Gobain
 Poliet                       (1996-present); Chairman of the Supervisory Board
 Les Miroirs                  of Poliet (1997-present); Chairman of the
 92096 La Defense Cedex       Management Board of Poliet (1992-1997)
 (France)
Emile Francois..............  Senior Vice President of Compagnie de Saint-Gobain
 Compagnie de Saint-Gobain    (1997-present); Chairman of the Management Board
 Les Miroirs                  of Poliet (1997-present); Chairman and Chief
 92096 La Defense Cedex       Executive Officer of Lapeyre (1997-present);
 (France)                     President of the Industrial Ceramics Division of
                              Compagnie de Saint-Gobain (1992-1996)

                                      PRESENT PRINCIPAL OCCUPATION OR
          NAME AND                        EMPLOYMENT AND FIVE-YEAR
      BUSINESS ADDRESS                       EMPLOYMENT HISTORY
      ----------------                -------------------------------
Claude Picot................ Senior Vice President of Compagnie de Saint-Gobain
 Saint-Gobain Emballage      (1996-present); President of the Containers
 Les Miroirs                 Division of Compagnie de Saint-Gobain (1992-
 92096 La Defense Cedex      present)
 (France)
Jacques Aschenbroich........ President of the Flat Glass Division of Compagnie
 Compagnie de Saint-Gobain   de Saint-Gobain (1996-present); Chairman of the
 Les Miroirs                 Management Board of Vegla GmbH (1992-1996)
 92096 La Defense Cedex
 (France)
Roberto Caliari............. President of the Reinforcement Division of
 Compagnie de Saint-Gobain   Compagnie de Saint-Gobain (1996-present); Manager
 Les Miroirs                 of European and Korean Development of the Fiber
 92096 La Defense Cedex      Reinforcement Division of Compagnie de Saint-
 (France)                    Gobain (1992-1996)
Pierre-Andre de Chalendar... President of the Abrasvies Division of Compagnie
 Norton Company              de Saint-Gobain (1996-present); Vice President of
 1 New Bond Street           Saint-Gobain Corporation (1996-present); General
 Worcester, MA 01615         Manager of Abrasives Europe of Compagnie de Saint-
                             Gobain (1993-1996); Vice President and General
                             Manager of Abrasives Europe of Compagnie de Saint-
                             Gobain (1992-1993)
Gilles Colas................ President of the Building Materials Division of
 Compagnie de Saint-Gobain   Compagnie de Saint-Gobain (1997-present);
 Les Miroirs                 Corporate Planning Director of Compagnie de Saint-
 92096 La Defense Cedex      Gobain (1992-1997)
 (France)
Philippe Crouzet............ President of the Industrial Ceramics Division of
 Compagnie de Saint-Gobain   Compagnie de Saint-Gobain (1996-present); General
 Les Miroirs                 Delegate for Spain and Portugal of Compagnie de
 92096 La Defense Cedex      Saint-Gobain (1992-1996)
 (France)
Peter R. Dachowski.......... President of the Insulation Division of Compagnie
 Compagnie de Saint-Gobain   de Saint-Gobain (1996-present); Executive Vice
 Les Miroirs                 President, Insulation of CertainTeed Corporation
 92096 La Defense Cedex      (1996-present); Executive Vice President of
 (France)                    CertainTeed Corporation (1994-1996); Senior Vice
                             President of CertainTeed Corporation (1992-1994);
                             Vice President of Saint-Gobain Corporation (1992-
                             present)
Christian Streiff........... President of the Pipe Division of Compagnie de
 Pont-a-Mousson SA           Saint-Gobain (1997-present); Managing Director of
 91 avenue de la Liberation  Saint-Gobain Emballage (1993-1997); Managing
 54000 Nancy (France)        Director of VETRI (1992-1993)
Bernard Field............... Corporate Secretary and Secretary of the Board of
 Compagnie de Saint-Gobain   Directors of Compagnie de Saint-Gobain (1992-
 Les Miroirs                 present)
 92096 La Defense Cedex
 (France)
Herve Gastinel.............. Corporate Planning Director of Compagnie de Saint-
 Compagnie de Saint-Gobain   Gobain (1998-present); Civil Services (1992-
 Les Miroirs                 present)
 92096 La Defense Cedex
 (France)

                                      PRESENT PRINCIPAL OCCUPATION OR
          NAME AND                             EMPLOYMENT AND
      BUSINESS ADDRESS                  FIVE-YEAR EMPLOYMENT HISTORY
      ----------------                -------------------------------
Jean-Paul Gelly............. Human Resources Director of Compagnie de Saint-
 Compagnie de Saint-Gobain   Gobain (1998-present); Managing Director of Saint-
 Les Miroirs                 Gobain Developpement (1992-1998)
 92096 La Defense Cedex
 (France)
Jean-Claude Lehman.......... Research Director of Compagnie de Saint-Gobain
 Compagnie de Saint-Gobain   (1992-present)
 Les Miroirs
 92096 La Defense Cedex
 (France)
Jean-Francois Phelizon...... Finance Director of Compagnie de Saint-Gobain
 Compagnie de Saint-Gobain   (1992-present)
 Les Miroirs
 92096 La Defense Cedex
 (France)
Pierre Tracol............... Director of International Development of Compagnie
 Compagnie de Saint-Gobain   de Saint-Gobain (1993-present); President of the
 Les Miroirs                 Fiber Reinforcements Division of Compagnie de
 92096 La Defense Cedex      Saint-Gobain (1992-1993)
 (France)

DIRECTORS AND EXECUTIVE OFFICERS OF CERTAINTEED CORPORATION

  The following table sets forth the name, present principal occupation or employment and five-year employment history of the directors and executive officers of CertainTeed Corporation. All directors and officers listed below are citizens of the United States, except Mr. Caccini, who is a citizen of Italy, and Mr. Dachowski, who is a citizen of the United Kingdom; and the business address of each such person is 750 East Swedesford Road, Valley Forge, Pennsylvania 19482, except where noted. Directors are indicated by an asterisk.

                                      PRESENT PRINCIPAL OCCUPATION OR
                                               EMPLOYMENT AND
          NAME                          FIVE-YEAR EMPLOYMENT HISTORY
          ----                        -------------------------------
Gianpaolo Caccini*...... Vice Chairman, President and Chief Executive Officer of
                         Saint-Gobain Corporation (1996-present); Chairman,
                         President, Chief Executive Officer and Director of
                         CertainTeed Corporation (1996-present); Senior Vice
                         President and General Delegate for the United States and
                         Canada of Compagnie de Saint-Gobain (1996-present);
                         President of the Fiber Reinforcement Division of
                         Compagnie de Saint-Gobain (1993-1996); President of the
                         Insulation Division of Compagnie de Saint-Gobain (1992-
                         1993)
Peter R. Dachowski...... President of the Insulation Division of Compagnie de
 Compagnie de Saint-     Saint-Gobain (1996-present); Executive Vice President,
 Gobain                  Insulation of CertainTeed Corporation (1996-present);
 Les Miroirs             Executive Vice President of CertainTeed Corporation
 92096 La Defense Cedex  (1994-1996); Senior Vice President of CertainTeed
 (France)                Corporation (1992-1994); Vice President of Saint-Gobain
                         Corporation (1992-present)
Lloyd C. Ambler......... President, Pipe & Plastics Group of CertainTeed
                         Corporation and Vice President of CertainTeed Corporation
                         (1992-present)
George B. Amoss*........ Vice President, Finance of Saint-Gobain Corporation and
                         CertainTeed Corporation (1994-present); Director of
                         CertainTeed Corporation (1997-present); Vice President
                         and Controller of Northern Telecom (1992-1994)

                                   PRESENT PRINCIPAL OCCUPATION OR
                                           EMPLOYMENT AND
NAME                                FIVE-YEAR EMPLOYMENT HISTORY
----                               -------------------------------

Dennis J. Baker......... Vice President of Saint-Gobain Corporation and
                         CertainTeed Corporation (1993-present); Vice President,
                         Human Resources of the Abrasives Division of Norton
                         Company (1992-present)
Bruce H. Cowgill........ Vice President of CertainTeed Corporation and President
                         of the Insulation Group of CertainTeed Corporation (1996-
                         present); Vice President and General Manager of the
                         Insulation Group of CertainTeed Corporation (1995-1996);
                         Vice President, Operations & Technology of the Insulation
                         Group of CertainTeed Corporation (1993-1995); Vice
                         President, Manufacturing of the Insulation Group of
                         CertainTeed Corporation (1992-1993)
Jean-Paul Dalle......... Vice President of CertainTeed Corporation (1996-present);
 Vetrotex CertainTeed    Director, President and Chief Operating Officer of
 Corporation             Vetrotex CertainTeed Corporation (1996-present); Vice
 4515 Allendale Road     President, Research and Development, Reinforcements
 Wichita Falls, TX 76310 Branch of Compagnie de Saint-Gobain (1993-1996); Vice
                         President, Manufacturing, Vetrotex International, S.A.
                         (Compagnie de Saint-Gobain) (1992-1993)
F. Lee Faust............ Vice President, Tax of Saint-Gobain Corporation and
                         CertainTeed Corporation (1993-present); Tax Counsel of
                         Phillips Petroleum (1992-1993)
Robert W. Fenton........ Vice President and Controller of Saint-Gobain Corporation
                         and CertainTeed Corporation (1996-present); Financial
                         Controller of Compagnie de Saint-Gobain (1995-1996);
                         Assistant Controller and Director of Financial Analysis
                         of Saint-Gobain Corporation and CertainTeed Corporation
                         (1993-1995); Director of Financial Analysis of Saint-
                         Gobain Corporation and CertainTeed Corporation (1992-
                         1993)
James F. Harkins, Jr.... Vice President and Treasurer of Saint-Gobain Corporation
                         and CertainTeed Corporation (1995-present); Assistant
                         Treasurer of Saint-Gobain Corporation and CertainTeed
                         Corporation (1992-1995)
James E. Hilyard........ President, Roofing Products Group of CertainTeed
                         Corporation and Vice President of CertainTeed Corporation
                         (1992-present)
Thomas M. Landin........ Vice President of Saint-Gobain Corporation and
                         CertainTeed Corporation (1993-present); Vice President
                         and Director, U.S. Government and Public Affairs of
                         SmithKline Beacham Corporation (1992-1993)
Bradford C. Mattson..... Executive Vice President, Exterior Building Products of
                         CertainTeed Corporation (1996-present); Vice President of
                         Saint-Gobain Corporation (1995-present); President of
                         Vetrotex CertainTeed Corporation (1994-1996); President
                         of Bay Mills Limited (1992-1996); Vice President of
                         CertainTeed Corporation (1992-1996)
John R. Mesher.......... Vice President, General Counsel and Secretary of Saint-
                         Gobain Corporation and CertainTeed Corporation (1997-
                         present); Vice President, Deputy General Counsel and
                         Secretary of Saint-Gobain Corporation and CertainTeed
                         Corporation (1994-1997); Assistant Secretary and
                         Associate General Counsel of Saint-Gobain Corporation and
                         CertainTeed Corporation (1992-1994)

                                   PRESENT PRINCIPAL OCCUPATION OR
                                            EMPLOYMENT AND
        NAME                         FIVE-YEAR EMPLOYMENT HISTORY
        ----                       -------------------------------
John P. Mikulak...... President, Vinyl Building Products Group of CertainTeed
                      Corporation and Vice President of CertainTeed Corporation
                      (1992-present)
John J. Sweeney,      Vice President of Saint-Gobain Corporation and
 III................. CertainTeed Corporation (1995-present); Assistant
                      Treasurer of Saint-Gobain Corporation and CertainTeed
                      Corporation (1993-1995); Director of Benefit Investments
                      of Saint-Gobain Corporation and CertainTeed Corporation
                      (1992-1993)
Dorothy C.            Vice President, Communications of Saint-Gobain
 Wackerman........... Corporation and CertainTeed Corporation (1992-present)
Michael J. Walsh..... Vice President, Risk Management of Saint-Gobain
                      Corporation (1995-present); Vice President and Treasurer
                      of Saint-Gobain Corporation (1992-1995); Directeur des
                      Risques et Assurances of Compagnie de Saint-Gobain (1995-
                      present)

DIRECTORS AND EXECUTIVE OFFICERS OF BI EXPANSION II CORP.

  The following table sets forth the name, present principal occupation and five-year employment history of the directors and executive officers of BI Expansion II Corp. All directors and officers listed below are citizens of the United States except for Mr. Caccini, who is a citizen of Italy and the business address of each such person is 750 East Swedesford Road, Valley Forge, Pennsylvania 19482. Directors are indicated by an asterisk.

                                      PRESENT PRINCIPAL OCCUPATION OR
                                               EMPLOYMENT AND
          NAME                          FIVE-YEAR EMPLOYMENT HISTORY
          ----                        -------------------------------
George B. Amoss*........ Vice President, Finance of Saint-Gobain Corporation and
                         CertainTeed Corporation (1994-present); Director of
                         CertainTeed Corporation (1997-present); Vice President
                         and Controller of Northern Telecom (1992-1994); Director
                         and Vice President of BI Expansion II Corp. (1997-
                         present)
Gianpaolo Caccini*...... Vice Chairman, President and Chief Executive Officer of
                         Saint-Gobain Corporation (1996-present); Chairman,
                         President and Chief Executive Officer and Director of
                         CertainTeed Corporation (1996-present); Senior Vice
                         President and General Delegate for the United States and
                         Canada of Compagnie de Saint-Gobain (1996-present);
                         President of the Fiber Reinforcements Divisions of
                         Compagnie de Saint-Gobain (1993-1996); President of the
                         Insulation Division of Compagnie de Saint-Gobain (1992-
                         1996); Director of BI Expansion II Corp. (1997-present)
F. Lee Faust............ Vice President, Tax of Saint-Gobain Corporation and
                         CertainTeed Corporation (1993-present); Tax Counsel of
                         Phillips Petroleum (1992-1993); Vice President of BI
                         Expansion II Corp. (1997-present)
James F. Harkins, Jr.... Vice President and Treasurer of Saint-Gobain Corporation
                         and CertainTeed Corporation (1995-present); Assistant
                         Treasurer of Saint-Gobain Corporation and CertainTeed
                         Corporation (1992-1995); Vice President and Treasurer of
                         BI Expansion II Corp. (1997-present)
James E. Hilyard........ President, Roofing Products Group of CertainTeed
                         Corporation and Vice President of CertainTeed Corporation
                         (1992-present); Vice President of BI Expansion II Corp.
                         (1997-present)

                                   PRESENT PRINCIPAL OCCUPATION OR
                                            EMPLOYMENT AND
        NAME                         FIVE-YEAR EMPLOYMENT HISTORY
        ----                       -------------------------------
Bradford C.           Executive Vice President, Exterior Building Products of
 Mattson*............ CertainTeed Corporation (1996-present); Vice President of
                      Saint-Gobain Corporation (1995-present); President of
                      Vetrotex CertainTeed Corporation (1994-1996); President
                      of Bay Mills Limited (1992-1996); Vice President of
                      CertainTeed Corporation (1992-1996); Director and
                      President of BI Expansion II Corp. (1997-present)
John R. Mesher....... Vice President, General Counsel and Secretary of Saint-
                      Gobain Corporation and CertainTeed Corporation (1997-
                      present); Vice President, Deputy General Counsel and
                      Secretary of Saint-Gobain Corporation and CertainTeed
                      Corporation (1994-1997); Assistant Secretary and
                      Associate General Counsel of Saint-Gobain Corporation and
                      CertainTeed Corporation (1992-1994); Vice President,
                      Secretary, Clerk and Assistant Treasurer of BI Expansion
                      II Corp. (1997-present)

                                                                 EXHIBIT (a) (2)

  Manually signed fax copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or such stockholder's broker, dealer, bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

                       The Depositary for the Offer is:

                   CHASEMELLON SHAREHOLDER SERVICES, L.L.C.

        By Mail:            By Overnight Delivery:            By Hand:
      P.O. Box 3305           85 Challenger Road      120 Broadway, 13th Floor
  South Hackensack, NJ      Mail Drop Reorg. Dept.       New York, NY 10271
          07606            Ridgefield Park, NJ 07660         Attention:
       Attention:                                          Reorganization
     Reorganization                                            Department
        Department

                             By Fax Transmission:
                                (201) 329-8936

                             Confirm by Telephone:
                                (201) 296-4860

  Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and locations listed below. You may also contact your broker, dealer, bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                                  GEORGESON
                                & COMPANY INC.
                                --------------
                               Wall Street Plaza
                           New York, New York 10005
                Banks and Brokers Call Collect: (212) 440-9800
                   All Others Call Toll-Free: (800) 223-2064

                     The Dealer Manager for the Offer is:

                     MCFARLAND DEWEY SECURITIES CO., L.P.

                                230 Park Avenue
                         New York, New York 10169-1450
                                (212) 867-4949